As filed with the Securities and Exchange Commission on April 8, 1999
                                                      Registration No. 333-70307

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------

                                 AMENDMENT NO. 3

                                  TO FORM SB-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                              LOG ON AMERICA, INC.
                 (Name of Small Business Issuer in its Charter)

        Delaware                      7375                      05-0496586
(State of Incorporation)  (Primary Standard Industrial       (I.R.S. Employer
                           Classification Code Number)       Identification No.)

                              --------------------

                                 3 Regency Plaza
                         Providence, Rhode Island 02903
                                 (401) 459-6298
              (Address and telephone number of principal executive
                    offices and principal place of business)

                              --------------------

                            David R. Paolo, President
                              Log On America, Inc.
                                 3 Regency Plaza
                         Providence, Rhode Island 02903
                                 (401) 459-6298
            (Name, address and telephone number of agent for service)

                                   Copies to:

Michael H. Freedman, Esq.                     Lawrence B. Fisher, Esq.
Silverman, Collura, Chernis & Balzano, P.C.   Orrick, Herrington & Sutcliffe LLP
381 Park Avenue South, Suite 1601             30 Rockefeller Plaza, 40th Floor
New York, New York 10016                      New York, New York 10112
Telephone (212) 779-8600                      Telephone (212) 506-3660
Facsimile (212) 779-8858                      Facsimile (212) 506-3730

      Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]______________________________

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________________________________

      If this form is a post-effective registration statement filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]______________________________

      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

================================================================================

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                                    Proposed Maximum         Prosposed Minimum
Title of Each Class of Securities to be         Amount to be        Offering Price Per       Aggregate Offering     Amount of
Registered                                      Registered          Share(1)                 Price (1)              Registration Fee
------------------------------------------------------------------------------------------------------------------------------------

Common Stock, $.01 par value                       2,530,000(2)             $10.00                $25,300,000           $7,033.40

------------------------------------------------------------------------------------------------------------------------------------
Representative's Warrants to purchase shares

of Common Stock                                      220,000                $.0001                    $22                 $0(4)

------------------------------------------------------------------------------------------------------------------------------------
Common stock Issuable Upon Exercise of

Representative's Warrants                           220,000(3)              $12.00                $2,640,000             $733.92

------------------------------------------------------------------------------------------------------------------------------------
Common Stock held by Selling Stockholders
                                                    1,896,116               $10.00                $18,961,160           $5,271.20
------------------------------------------------------------------------------------------------------------------------------------
Common Stock underlying Warrants held by
Selling Stockholders                               1,131,921(3)             $10.00                $11,319,210           $3,146.74
------------------------------------------------------------------------------------------------------------------------------------

Total                                              5,998,037                  --                  $58,220,392         $16,185.27(5)

====================================================================================================================================

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 of the Securities Act.


(2) Includes 330,000 shares of Common Stock issuable upon exercise of an over-allotment option granted to the Underwriter.


(3) Pursuant to Rule 416 of the Securities Act, there are also being registered hereby such additional indeterminate number of shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Representative's Warrants.

(3)   No registration fee is required pursuant to Rule 457 of the Securities
      Act.


(5)   The registrant has previously paid $15,479.14 in registration fees.


      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

                   SUBJECT TO COMPLETION, DATED APRIL 8, 1999


                              LOG ON AMERICA, INC.

                        2,200,000 Shares of Common Stock

      This is an initial public offering of 2,200,000 shares of common stock of Log On America, Inc.


      No public market currently exists for our shares. We anticipate that the initial public offering price will be $10.00 per share. We have applied to list the common stock on the Nasdaq National Market under the symbol "LOAX."

      Please see the risk factors beginning on page 10 to read about certain factors you should consider before buying shares of our common stock.

         Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

-------------------------
                                                   Per Share        Total
                                                   ---------        -----
Initial public offering price...................  $                 $
Underwriting discount...........................  $                 $
Proceeds, before expenses, to us................  $                 $

      This prospectus also relates to the registration for resale of 1,896,116 shares of common stock and 1,131,921 shares of common stock underlying warrants for the purchase of common stock held by certain selling stockholders identified in this prospectus. These shares may not be sold for a period of twelve months from the effective date of this prospectus without the prior written consent of Dirks & Company, Inc. We will not receive any proceeds from the sale of these shares.


      The underwriters may, under certain circumstances, purchase up to 330,000 additional shares from us at the initial public offering price less the underwriting discount.


      The information in this preliminary prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the sale is not permitted. [left margin-in red]

                              DIRKS & COMPANY, INC.

                         Prospectus dated _______, 1999

                              [INSIDE FRONT COVER]

                                TABLE OF CONTENTS

Prospectus Summary.............................................................7
Risk Factors..................................................................10

  We have incurred net losses since our inception and anticipate continuing losses........................................................10
  We have a short operating history upon which to judge our prospects.........10
  We require substantial funds and may need to raise additional capital in the future...........................................................10
  We are dependent upon continued growth in the use of the  Internet..........11
  We depend on the continued development and reliability of the Internet infrastructure...........................................................11
  We depend on our computer infrastructure and will be adversely affected by any failure or damage to our systems..................................11
  Our services are susceptible to disruptive problems.........................11
  We may be held liable for online content provided by third parties..........12
  Internet security concerns could hinder e-commerce and the damand for our products and services....................................................12
  We need to manage our growth effectively....................................12
  If we do not continually upgrade technology, we may not be able to compete in our industry..................................................12
  If we do not effectively develop our early stage products and technology, our business may be negatively effected..................................13
  If we do not develop a sufficient sales and marketing force, we may not be able to generate significant revenues or become profitable............13
  Government regulation and legal uncertainties could add additional costs to doing business on the Internet..................................13
  Our management has broad discretion over the use of proceeds raised in this offering.........................................................14
  Our representative's lack of experience may impair our ability to develop a public market for our securities and/or maintain our Nasdaq listing.......................................................14
  We face significant competition from Internet and telephone service providers and others.............................................14
  The representative and the underwriters will continue to have influence over us following the completion of this offering..............15
  Our operations depend on our ability to maintain favorable relationships with third party suppliers.................................15
  The loss of our chief executive officer, David Paolo, may hurt our chances for success......................................................15
  Our management has substantial control over us and investors in this offering may have no effective voice in our management..............15
  The price investors pay for their shares is higher than the per share value of our net assets and is also higher than
     the price paid by our founders and prior investors.......................16
  Unless a public market develops for our securities, you may not be able to sell your shares..........................................16
  We may not be listed on the Nasdaq National Market..........................16
  Shares eligible for public sale after this offering could
     adversely affect our stock price.........................................16
  Failure of computer systems and software products to be Year 2000 compliant could negatively impair our business...........................17
Use of Proceeds...............................................................18
Capitalization................................................................21
Dividend Policy...............................................................22
Dilution......................................................................23
Selected Financial Data.......................................................25
Management's Discussion and Analysis of

 Financial Condition..........................................................26
Business......................................................................31
Additional Information........................................................41

Management....................................................................43
Principal Shareholders........................................................48
Certain Transactions..........................................................50
Description of Securities.....................................................51
Selling Stockholders..........................................................52
Shares Eligible for Future Sale...............................................57
Underwriting..................................................................58
Legal Matters.................................................................60
Experts.......................................................................61
Index to Financial Statements................................................F-1

         Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock offered in this prospectus. These actions include purchasing common stock to cover some or all of a short position in the common stock maintained by the representative, and the imposition of penalty bids. For a description of these activities, see "Underwriting."

         Picture of a man holding phone on the left; the words "Bridging the Gap Between Voice, Data and the Internet" on the right, along with our logo.

                               PROSPECTUS SUMMARY

      You should carefully read the entire prospectus, including the "Risk Factors" section and the financial statements and the notes to the financial statements. When we refer to "us" or "we," we are also referring to our predecessor entities.

                                 Log On America

      Log On America, Inc. is a Northeast regional Information/Internet service provider and a competitive local exchange carrier. We have been providing on-line services, and related products, to individual and corporate clients since November 1992.

      As an Internet service provider, we provide business and home Internet users with access to the Internet via a personal computer and a modem or dedicated line. This service is called dial-up access. We currently maintain a dial-up Internet service throughout the Northeast. A large part of our current operations is providing dedicated access lines for commercial accounts. Dedicated access lines are telecommunication lines used solely for a specific use, such as facsimile or Internet communications. To expand our services, we have been approved as a competitive local exchange carrier in the State of Rhode Island. As a competitive local exchange carrier, or a company that provides local access lines as opposed to long-distance or other services, we intend to provide a full range of local telecommunications services to our customers, such as Internet, voice, data and cable programming. Our clients include residential users, Internet services providers, wireless carriers and business, government and institutional end users. We intend to provide all of these services in selected cities in the Northeast with populations of 200,000 to 2,000,000.

      We incorporated in Rhode Island in 1992, and following several corporate transactions, as discussed elsewhere in this prospectus, we are now a Delaware corporation. Our principal offices are located at 3 Regency Plaza, Providence, Rhode Island 02903, telephone (401) 459-6298, facsimile (401) 459-6222, email:
paolo@loa.com, and we maintain a web site at "www.loa.com." Nothing contained on our web site should be construed as a part of this prospectus.

                                  The Offering


Shares of Common Stock
Offered by Us...................   2,200,000 shares of common stock, or
                                   2,530,000 if the underwriter's over-allotment option is exercised in full.

Securities Outstanding Upon
Completion of this Offering ....   6,810,716 shares of common stock issued and
                                   outstanding, or 7,140,716 if the
                                   underwriter's over-allotment option is
                                   exercised in full. This number excludes
                                   1,131,921 shares of common stock reserved for issuance upon the exercise of currently outstanding warrants, and 220,000 shares of common stock reserved for issuance upon the exercise of warrants granted to the representative of the several underwriters of this offering.


Use of  Proceeds................   We intend to use the net proceeds from the
                                   sale of the common stock to finance network expansion and equipment upgrades, strategic acquisitions, marketing and sales activity, and working capital and for general corporate purposes.

Risk Factors....................   Our shares of common stock are highly
                                   speculative, involve a high degree of risk and immediate and substantial dilution. Our shares should not be purchased by an investor who cannot afford the loss of his or her entire investment.

Proposed Nasdaq
 National Market Symbol........    LOAX

                             Summary Financial Data


      You should read the following summary financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operation" and the financial statements and the notes to the financial statements included elsewhere in this prospectus. We derived the statement of operations data for the years ended December 31, 1998 and 1997, and the balance sheet data for the year ended December 31, 1998 from our audited financial statements included elsewhere in this prospectus. The as adjusted balance sheet data as of December 31, 1998 takes into account the 2,200,000 shares offered in this prospectus at an assumed initial offering price of $10.00 per share and the application of the net proceeds that we will receive, less the expenses of the offering. It also gives effect to our reorganization.


                                                             Year Ended
                                                            December 31,
                                                            ------------
                                                         1998           1997
                                                         ----           ----
Statement of Operations Data:
Revenues ..........................................  $   759,878    $   351,560
Total Operating Costs ...........................
 and Expenses .....................................  $ 1,179,897        629,584
Net loss ..........................................  $  (422,063)   $  (280,001)
                                                     ===========    ===========
Basic and diluted net loss per share ..............  $      (.11)   $      (.12)
Shares used in computing basic and
 diluted net loss per share .......................    3,853,265      2,434,600

                                                           December 31, 1998
                                                           -----------------
                                                        Actual      As Adjusted
                                                        ------      -----------
Balance Sheet Data (end of period):

Cash...............................................   $  630,131    $19,392,729
Working Capital....................................   $  248,245    $19,027,384
Total Assets.......................................   $1,137,000    $18,899,598
Total Debt.........................................   $   16,541    $     -0-
Total Liabilities..................................   $  480,612    $   464,071
Stockholders' Equity...............................   $  656,388    $19,435,527

                                  RISK FACTORS

      You should carefully consider the following factors and other information in this prospectus before deciding to invest in shares of our common stock. This prospectus contains forward-looking statements which can be identified by the use of words such as "intend," "anticipate," "believe," "estimate," "project," or "expect" or other similar statements. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other "forward-looking" information. When considering these statements, you should keep in mind the risk factors described below and other cautionary statements in this prospectus. The risk factors described below and other factors noted throughout this prospectus, including certain risks and uncertainties, could cause our actual results to differ from those contained in any forward-looking statement.


We have incurred net losses since our inception and anticipate continuing losses.


      To date, we have had limited revenues and have not shown a profit in our operations. As of December 31, 1998, our accumulated deficit was approximately $422,063. Although we intend to expand our marketing of products and services, we may not be able to achieve these objectives or, if these objectives are achieved, we may never be profitable. If profitability is achieved, we may not be able to sustain it. We cannot predict when, or if, profitability might be achieved.

We have a short operating history upon which you can judge our prospects.

      We commenced our business in 1992 but did not produce significant revenues until 1996. Accordingly, we have a limited operating history upon which you can evaluate our business and prospects. Our historical data is of limited value in projecting future operating results. You must consider our business in light of the risks, expenses and problems frequently encountered by companies with limited operating histories.


We require substantial funds and may need to raise additional capital in the future.


      Based on our currently proposed plans and assumptions, we anticipate that the net proceeds from the sale of the shares of our common stock offered hereby will be sufficient to satisfy our contemplated cash requirements for the 12 month period following the consummation of this offering. We may then require additional funding. We have no current arrangements with respect to sources of additional financing. Other additional financing may not be available on commercially reasonable terms, or at all. The inability to obtain additional financing, when needed, would have a negative effect on us, including possibly requiring us to curtail or cease operations. If any future financing involves the sale of our equity securities, the shares of our common stock held by our stockholders would be substantially diluted. If we incur indebtedness or otherwise issue debt securities, we will be subject to risks associated with indebtedness, including the risk that interest rates may fluctuate and the possibility that we may not be able to pay principal and interest on the indebtedness.

We are dependent upon the continued growth in the use of the Internet.


      Our future operating results are highly dependent upon the increased use of the Internet by consumers for information, publication, distribution and commerce. Critical issues concerning the commercial use of the Internet, including security, reliability, cost, ease of use, access, and quality of service, remain unresolved and may impact the growth of Internet use. If widespread commercial use of the Internet does not develop, our business, results of operations and financial condition will be negatively affected.


We depend on the continued development and reliability of the Internet infrastructure.

      We depend on the reliability, speed, data capacity, ease of use, accessibility and security of the Internet as well as its continued development and acceptance for commercial use. The success of our services and products depend, in large part, upon the further development of an infrastructure for providing Internet access and services. The Internet has experienced, and it is expected to continue to experience, significant growth in the number of users. The Internet infrastructure may not be able to support the demands placed on it by this continued growth in use. The Internet could also lose its viability due to delays in the development or adoption of new standards and protocols to handle increased levels of Internet activity, or due to increased governmental regulation. The infrastructure or complementary services necessary to make the Internet a viable commercial marketplace may not develop, or the Internet may not become a viable commercial marketplace for services and products such as the services that we currently offer. If this happens, our business, results of operations and financial condition will be negatively affected.

We depend on our computer infrastructures and will be adversely affected by any failure or damage to our systems.


      Substantially all of our communications and computer hardware is located at our offices in Providence, Rhode Island. Our system is vulnerable to damage from fire, flood, earthquakes, power loss, telecommunications failures, break-ins and similar events. Moreover, we do not presently have a disaster recovery plan, carry any business interruption insurance or have any secondary "off-site" systems or a formal disaster recovery plan. A system failure at our present location would have a major adverse affect on the performance of our services.


Our services are susceptible to disruptive problems.


      Despite our implementation of network security measures, our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptive problems. Computer viruses, break-ins or other problems caused by third parties could lead to interruptions, delays or cessation in service to users of our services and products. Any of these risks could have a negative effect on our business, results of operations and financial condition.

We may be held liable for online content provided by third parties.

      Materials may be downloaded and distributed to others by the on-line or Internet services offered by us or the Internet service providers with which we have a relationship. If this happens, claims may be made against us for defamation, negligence, copyright or trademark infringement, or some other reason. These claims or the imposition of liability may have a negative effect on our business, results of operations and financial condition.


Internet security concerns could hinder e-commerce and the demand for our products and services.


      A significant barrier to e-commerce and communications over the Internet has been the need for the secure transmission of confidential information. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by breaches. Internet usage and the demand for our services could decline if any well-publicized compromise of security occurs. Although we are not aware of any attempts by programmers or "hackers" to penetrate our network security, these actions could occur in the future. A party who is able to penetrate our network security could misuse our users' personal information or credit card information and users might sue us or bring claims against us. Concerns over the security of Internet transactions and the privacy of users may also inhibit the growth of the Internet generally, particularly as a means of conducting commercial transactions. Security breaches or the inadvertent transmission of computer viruses could expose us to a risk of loss or litigation and possible liability. Our business, results of operations, and financial condition could be negatively effected if contractual provisions attempting to limit our liability in these areas are not successful or enforceable, or if other parties do not accept these contractual provisions as part of our agreements with them.


We need to manage our growth effectively.


      Our growth has placed and will continue to place a significant strain on our managerial, operational and financial resources. We need to:

      o improve our financial and management controls, reporting systems and procedures;

      o expand, train and manage our work force for marketing, sales and support, product development, site design, and network and equipment repair and maintenance; and

      o manage multiple relationships with various customers, strategic partners and other third parties.


If we do not continually upgrade technology, we may not be able to compete in our industry.


      We will need to continually expand and upgrade our infrastructure and systems and ensure high levels of service, speedy operation, and reliability. In addition, we will have to improve our methods for measuring the performance and commercial success of our different products to better respond to customers' demands for information on product effectiveness and to better determine which products and services can be developed most profitably. Our current and planned personnel, financial and operating procedures and controls may not be adequate to support our future operations. If we are unable to manage our growth effectively, our business will be negatively affected.

If we do not effectively develop our early stage products and technology, our business may be negatively effected.

      The Internet market is characterized by rapidly changing technology, evolving industry standards, frequently introduced new services, products and enhancements and changing customer demands. Many of our products and service applications are in the early stages of development and/or marketing, including the products and services we will offer as a competitive local exchange carrier. Many of our competitors have already introduced products that include one or more of the features incorporated in our products. We expect that our competitors may attempt to replicate the technology of our products or employ competing technologies, if our products are commercially successful. Our risks include unforeseen design or engineering problems with our products and applications. These or other risks associated with new product and service development or introduction may occur. If they do occur, they could have an adverse effect on our financial condition and operating results.

If we do not develop a sufficient sales and marketing force, we may not be able to generate significant revenues or become profitable.


      Currently we have two sales and marketing employees and we have not established distribution channels for our services and products. We may not be able to develop a sufficient sales force and marketing group. Our inability to develop a sufficient sales force and marketing group would have a negative effect on our business, results of operations and financial condition.


Government regulation and legal uncertainties could add additional costs to doing business on the Internet.

      There are currently few laws or regulations that specifically regulate communications or commerce on the Internet. However, laws and regulations may be adopted in the future that address issues such as user privacy, pricing, and the characteristics and quality of products and services. For example, the Telecommunications Act sought to prohibit transmitting various types of information and content over the Internet. Several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet service providers and online service providers in a manner similar to long distance telephone carriers and to impose access fees on those companies. This could increase the cost of transmitting data over the Internet. Moreover, it may take years to determine the extent to which existing laws relating to issues such as property ownership, libel and personal privacy are applicable to the Internet. Any new laws or regulations relating to the Internet could adversely affect our business.

Our management has broad discretion over the use of proceeds raised in this offering.

      We intend to use approximately $6,000,000 or 31.8%, of the net proceeds of the offering to expand our network capabilities and to upgrade our equipment, and $5,750,000 or 30.5%, of the net proceeds to acquire other businesses. Although we have estimated the amount of the net proceeds to be used for a particular purpose under "Use of Proceeds," to the extent that our management determines that a change is advisable, we may change the amount of the net proceeds that will be used. Accordingly, our management will have broad discretion as to how to spend the net proceeds of the offering.

Our underwriter's lack of experience may impair our ability to develop a public market for our securities and/or maintain our Nasdaq listing.

      Dirks & Company, Inc., the representative of the several underwriters, commenced operations in July 1997. Dirks & Company has co-managed only three previous public offerings of securities and participated as an underwriter in only four previous public offerings of securities. Dirks & Company's lack of experience may impair our ability to develop a public market for our securities. We cannot give assurances that the representative will be able to participate as a market maker of the common stock or that any broker-dealer will become a market maker for our common stock. If there are no market makers, our common stock will be delisted from Nasdaq.

We face significant competition from Internet and telephone service providers and others.

      The Internet connectivity business is highly competitive, and there are no substantial barriers to entry. We believe that competition will intensify. Currently, our primary competitors include such companies as:


      o national Internet service providers: Netcom On Line Communication Services, Inc., PSINet, Inc., UUNET Technologies, Inc. and BBN Corp.;

      o regional telecommunications providers: Bell Atlantic, The Internet Access Company or TIAC, and Winstar Communications, Inc.;

      o     on-line service providers: America Online, Inc. and Microsoft Corp.;
            and

      o regional telephone companies and long distance companies: MCI Worldcom, Inc. and AT&T Corp.

      Many of our current and potential competitors have substantially greater human and financial resources, experience, and brand name recognition than we do, and may have significant competitive advantages through other lines of business and existing business relationships. Furthermore, additional major media and other companies with financial and other resources substantially greater than ours may introduce new Internet products and services that compete with the services and products we offer. Our future growth and profitability will depend, in part, upon consumer and commercial acceptance of our voice, data and Internet technology, and significant penetration of our related products and services. Our competitors may develop products or services that are superior to ours or achieve greater market acceptance than our products and services.




The representative and the underwriters will continue to have influence over us following the completion of this offering.

      Dirks & Company has been given the right, for a period of five years from the completion of this offering, to designate a person to our board of directors. Upon completion of this offering, the representative will also receive, for nominal consideration, warrants to purchase 220,000 shares of our common stock. Accordingly, the representative will continue to have influence over our operations following the completion of this offering.

Our operations depend on our ability to maintain favorable relationships with third party suppliers.


      We depend in large part on third-party suppliers for our access to the Internet through leased telecommunications lines, such as Bell Atlantic Corp. and MCI Worldcom, Inc. Although we believe this access is available from several alternative suppliers, we may not be able to obtain substitute services from other providers at reasonable or comparable prices or in a timely manner. We are also dependent upon the regional telephone operating company, Bell Atlantic, to provide installations of circuits and to maintain those circuits. Substantial failure by any of these third parties to perform could negatively affect our business, operations, and financial condition.


The loss of the services of our chief executive officer, David Paolo, could hurt our chances for success.


      We are dependent on the continued employment and performance of our executive officers and key employees, particularly of our CEO, David Paolo. The loss of Mr. Paolo, or his incapacity to perform his duties, would have a materially negative effect upon our activities and prospects. We do not have key man life insurance coverage on the life of Mr. Paolo. The loss of the services of any of our key employees or officers could adversely affect on our business.


Our management has substantial control over us and investors in this offering may have no effective voice in our management.

      Upon completion of this offering, our directors and executive officers will own approximately 40% of the then outstanding shares of our common stock. Accordingly, these shareholders will possess substantial control over our operations. This control may allow them to amend corporate filings, elect all of our board of directors, other than the director to be designated by the representative, and substantially control all matters requiring approval by our shareholders, including approval of significant corporate transactions. Management will also have the ability to delay or prevent a change in our control and to discourage a potential acquirer for us or our securities. If you purchase our common stock, you may have no effective voice in our management.

The price investors pay for their shares is higher than the per share value of our net assets and is also higher than the price paid by our founders and prior investors.


      The initial public offering price per share of our common stock is substantially higher than the net tangible book value per share of our outstanding common stock. Purchasers of our common stock will suffer immediate and substantial dilution of $7.15 per share, or approximately 72% of the assumed initial public offering price of $10.00 per share. Further, existing shareholders, including founders, purchased or were issued their shares at an average price of $.23 per share as compared to the anticipated initial public offering price of 10.00 per share. See "Dilution."

Unless a public market develops for our securities, you may not be able to sell your shares.



      Prior to this offering, there has been no public market for our common stock. Although we intend to apply for listing of our common stock on the Nasdaq National Market, there can be no assurance that an active trading market will develop or be maintained. Failure to develop or maintain an active trading market could negatively effect the price of our securities, as well as effect your ability to sell your shares.

We may not be listed on the Nasdaq National Market.


      We intend to list our common stock on the Nasdaq National Market. However, if Nasdaq declines to list our common stock we will attempt to have our common stock listed on the Nasdaq SmallCap Market, or in the alternative, the American Stock Exchange. If both Nasdaq and Amex refuse to list our common stock, we will attempt to have our common stock trade in the over-the-counter market on the so-called "pink sheets" or the NASD's OTC Bulletin Board. Consequently, the liquidity of our common stock could be impaired.


Shares eligible for public sale after this offering could adversely affect our stock price.

      Sales of substantial amounts of our common stock in the public market after this offering, or the perception that these sales may occur, could materially and adversely affect the market price of the common stock or our ability to raise capital through an offering of equity securities. Assuming no exercise of outstanding warrants, 4,096,116 of the 6,810,716 shares of common stock to be outstanding upon completion of this offering, 4,426,116 of 7,140,716 shares if the underwriter's over-allotment option is exercised in full, will be immediately tradeable without restriction under the Securities Act. "Affiliates," as defined in the Securities Act, must always sell their shares in accordance with the terms, including volume limitations, of Rule 144 under the Securities Act.


      In addition, an aggregate of 1,131,921 shares, issuable upon the exercise of outstanding warrants, will be immediately tradeable without restriction upon the completion of this offering, subject to the lock-up agreements described below.

      2,714,600 of the 6,810,716 shares to be outstanding upon the completion of the offering, or 7,140,716 shares if the underwriter's over-allotment option is exercised in full, will be "restricted securities" as defined in Rule 144. All of these restricted securities have been held for more than one year as of the date of this prospectus. Therefore, all of these shares will be eligible for public sale beginning 90 days after the date of this prospectus in accordance with the requirements of Rule 144, subject to the lock-up agreements described below


      Our stockholders and our warrant holders have agreed to not directly or indirectly, offer, sell, pledge, grant any option to purchase, or otherwise sell or dispose of any of our shares for a period of twelve months after the offering without the prior written consent of Dirks & Company.


Failure of computer systems and software products to be Year 2000 compliant could negatively impact our business.

      Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. As a result, software that records only the last two digits of the calendar year may not be able to distinguish whether "00" means 1900 or 2000. This may result in software failures or the creation of erroneous results. We believe that our products and internal systems are year 2000 compliant. We have confirmed our year 2000 compliance by obtaining representations by third party vendors of their products' year 2000 compliance, as well as specific testing of our products. The failure of products or systems maintained by third parties or our products and systems to be year 2000 compliant could cause us to incur significant expenses to remedy any problems, or seriously damage our business. We have not incurred significant costs for these purposes and we do not believe that we will incur significant costs for these purposes in the foreseeable future. In June 1998, we began converting our computer system to be Year 2000 compliant. As of December 15, 1998, all of our non-IT systems were compliant. As of April 1, 1999, we spent approximately $1,500 on our Year 2000 compliance efforts. This figure includes all labor and expenses.

                                 USE OF PROCEEDS


      We will receive net proceeds from the sale of the 2,200,000 shares of common stock offered hereby in the approximate amount of $18,880,000, or $21,650,000 if the underwriter's over-allotment option is exercised in full, assuming an initial offering price of $10.00 per share. These numbers take into account underwriting discounts and commissions, and other estimated expenses of approximately $360,000 that we will pay.


      We anticipate using the net proceeds from the offering to first expand our network infrastructure and upgrade our current equipment to allow us to provide bundled services of voice, Internet and cable programming. Second, we intend to use a combination of capital stock and cash to acquire certain companies with similar product offerings to accelerate revenue growth. Third, we intend to employ several means of direct marketing, print advertising, broadcast media, and web advertising, along with additional marketing and sales personnel to grow revenues. Finally, we intend to utilize the remainder of these proceeds for working capital and general corporate purposes. These uses of the net proceeds are summarized as follows:

                                                       Amount($):  Percent(%)(1)
                                                       ----------  -------------

Network expansion and equipment upgrades(2)            $6,000,000     31.8%
Strategic acquisitions(3)                              $5,750,000     30.5%
Marketing and sales(4)                                 $2,250,000     11.9%
Working capital and general corporate purposes(5)      $4,880,000     25.8%



----------
(1)   Assumes no exercise of the underwriter's over-allotment option.

(2) We intend to purchase routing and switching equipment to continue our network buildup of specific products and services which we currently offer.

(3)   We do not currently have any plans or agreements regarding acquisitions.

(4) We intend to hire additional sales and marketing personnel and advertise in various media sources.


(5) Working capital and general corporate purposes consist primarily of selling general and administrative expenses. We intend to use a portion of working capital to hire additional operational, technical, and administrative personnel, utilize additional consulting services, and increase office space from 3,000 to 5,000 square feet. We also intend to repay indebtedness of approximately $16,000 from our working capital. We may allocate certain of these funds to the other uses described above as our management deems necessary. Net proceeds from the sale of the over-allotment option, if any, will be used for working capital and general corporate purposes.

      This represents our best estimate of the allocation of the net proceeds from the sale of shares of common stock based upon the current state of our business operations, current plans and current economic and industry conditions. Our management has the right to reallocate the net proceeds among the categories listed above or for additional purposes. Accordingly, we will have broad discretion as to the application of the net proceeds.

      Pending these uses, we intend to invest the net proceeds from this offering in interest bearing accounts, certificates of deposit, money market funds or other short term investments.

                                 CAPITALIZATION

      The following table sets forth our capitalization as of December 31, 1998 and as adjusted to give effect to the following:


o sale of the 2,200,000 shares of our common stock offered by this prospectus at an assumed initial public offering price of $10.00 per share; and

o the application of the estimated net proceeds from the sale of the 2,200,000 shares of common stock offered by this prospectus which includes the repayment of all outstanding debt.


      The as adjusted table does not give effect to the following:

o 1,000,000 shares of our common stock reserved for issuance upon the exercise of outstanding warrants exercisable during the five year period commencing January 15, 1999 at an exercise price of $1.00 per share;

o 13,076 shares of our common stock reserved for issuance upon the exercise of outstanding warrants granted on December 3, 1998, which warrants are exercisable during the four year period commencing December 3, 1999 and expiring December 3, 2003 at an average exercise price of $3.90 per share;

o 23,845 shares of our common stock reserved for issuance upon the exercise of outstanding warrants, granted on December 23, 1998, which warrants are exercisable during the four year period commencing December 23, 1999 and expiring December 23, 2003 at an average exercise price of $3.90 per share;

o 50,000 shares of our common stock reserved for issuance upon the exercise of outstanding warrants exercisable during the five year period commencing December 31, 1998 at an exercise price of $3.50 per share;

o 45,000 shares of our common stock reserved for issuance upon the exercise of outstanding warrants exercisable during the four year period commencing December 31, 1998 at an exercise price of $3.25 per share;

o 330,000 shares of our common stock issuable upon exercise of the underwriter's over-allotment option; and

o 220,000 shares of our common stock reserved for issuance upon the exercise of the warrants granted to the representative of the underwriters of this offering exercisable during the four year period commencing one year from the date of this prospectus at an exercise price of 120% of the public offering price.


      The table should be read in conjunction with our financial statements, including the notes to our financial statements, which appear elsewhere in this prospectus.

                                                       December 31, 1998
                                                       -----------------
                                                    Actual        As Adjusted
                                                    ------        -----------
Long Term Note Payable: ......................   $     16,541            --
Stockholders Equity (deficit):
 common stock, $.01 par value; ...............     20,000,000
 shares  authorized,  4,610,716 issued
 and outstanding as of December 31, 1998, actual; and

 6,610,716 issued and outstanding, as adjusted   $     21,763    $     43,763
Additional paid-in capital(1) ................   $  1,056,688    $ 19,813,827
                                                 ------------    ------------
Accumulated deficit ..........................   $   (422,063)   $   (422,063)
                                                 ------------    ------------
     Total stockholders' equity ..............   $    656,388    $ 19,435,527
                                                 ------------    ------------
     Total capitalization ....................   $    656,388    $ 19,435,527
                                                 ============    ============


(1) In January, 1998 our board of directors approved a change in our authorized common stock from 1,000 shares at no par value to 5,000,000 shares at $.01 par value. Simultaneously, David R. Paolo, our president and then sole shareholder, exchanged his 1,000 shares for 1,958,620 shares of the newly authorized $.01 par value stock. In addition, Mr. Paolo received 475,980 shares of stock issued as a result of the settlement with the Tekcom holders.

                                 DIVIDEND POLICY

      We have never paid any dividends on our common stock. We do not intend to declare or pay dividends on our common stock, but to retain our earnings, if any, for the operation and expansion of our business. Dividends will be subject to the discretion of our board of directors and will be contingent on future earnings, if any, our financial condition, capital requirements, general business conditions and other factors as our board of directors deems relevant.

                                    DILUTION


      Purchasers of our shares of common stock will experience immediate and substantial dilution in the net tangible book value of their investment. The difference between the initial public offering price per share of common stock and the net tangible book value per share of common stock after this offering constitutes the dilution per share of common stock to investors in this offering. Net tangible book value per share is determined by dividing the net tangible book value or total tangible assets less total liabilities by the number of outstanding shares of common stock. As of December 31, 1998, we had a net tangible book value of $656,388, approximately $.14 per share of common stock. If we give effect to the sale of 2,200,000 shares of common stock at an assumed initial public offering price of $10.00 per share, the net tangible book value on December 31, 1998 would have been $19,436,344, or $2.85 per share. This represents an immediate increase in the net tangible book value of approximately $2.71 or an increase of 1,936% per share to existing stockholders and an immediate dilution of $7.15 per share or 72% to new investors. If we give effect to the sale of 2,530,000 shares of our common stock, which assumes the underwriter exercises its over-allotment option in full, at the assumed initial public offering price of $10.00 per share, the net tangible book value on December 31, 1998 would have been $22,307,344, or $3.14 per share. This represents an immediate increase in the net tangible book value of approximately $3.00, or an increase of 2,143% per share to existing stockholders and an immediate dilution of $7.00 per share, or 70% to new investors. The following table illustrates the per share dilution assuming the sale of 2,200,000 shares of our common stock:


Assumed initial public offering
 price per share ..............................         $10.00

Net tangible book value
 per share as of December 31, 1998.............$  .14


Increase per share attributable
 to this offering...............................$2.71

Net tangible book value per share
 after this offering............................         $2.85

Dilution per share to new investors.............         $7.15

      The following table summarizes, as of December 31, 1998, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors.

                                Shares Purchased(1)   Total Consideration
                                -------------------   -------------------
                                                                       Average
                                                                       Price
                                 Number    Percent    Amount   Percent Per Share
                                 ------    -------    ------   ------- ---------

Existing
Stockholders.............       4,610,716    68%    $ 1,078,451    5%    $  .23
New Investors...........        2,200,000    32%    $22,000,000   95%    $10.00
                                ---------    ---    -----------   ---    ------
         Total.............     6,810,716    100%   $23,078,451   100%
                                ---------    ---    ----------    ---

(1) Does not include (a) 1,000,000 shares of our common stock reserved for issuance upon the exercise of outstanding warrants exercisable during the five year period commencing January 15, 1999 at an exercise price of $1.00 per share; (b) 13,076 shares of our common stock reserved for issuance upon the exercise of outstanding warrants granted on December 3, 1998, which warrants are exercisable during the four year period commencing December 3, 1999 and expiring December 3, 2003 at an exercise price of $3.90 per share; and 23,845 shares of our common stock reserved for issuance upon the exercise of outstanding warrants, granted on December 23, 1998, which warrants are exercisable during the four year period commencing December 23, 1999 and expiring December 23, 2003 at $3.90 per share; (c) 50,000 shares of our common stock reserved for issuance upon the exercise of outstanding warrants exercisable during the four year period commencing December 31, 1998 at an exercise price of $3.50 per share; (d) 45,000 shares of our common stock reserved for issuance upon the exercise of outstanding warrants exercisable during the four year period commencing December 31, 1998 at an exercise price of $3.25 per share; (e) 330,000 shares of our common stock issuable upon the exercise of the underwriter's over-allotment option; and (f) 220,000 shares of common stock reserved for issuance upon there exercise of the representative's warrants exercisable during a four year period commencing one year from the date of this prospectus at an exercise price of 120% of the initial public offering price.

      Should the underwriter's over-allotment option be exercised in full, new investors will hold 2,530,000 shares of our common stock representing 35.6% of the outstanding shares of our common stock after the offering. The proceeds of $3,300,000 would represent approximately 13% of the total consideration paid by investors.

                             SELECTED FINANCIAL DATA


      The following table sets forth our selected financial information as of and for the periods indicated. We derived the statement of operations data for the years ended December 31, 1998 and 1997, and the balance sheet data for the year ended December 31, 1998 from our audited financial statements included elsewhere in this prospectus. The selected financial information should be read in conjunction with our financial statements, the notes to our financial statements, and the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The as adjusted balance sheet data as of December 31, 1998 gives effect to the 2,200,000 shares offered in this prospectus at an assumed initial offering price of $10.00 per share, the application of the net proceeds that we will receive, and the effect of our reorganization.


                                                            Year Ended
                                                            December 31,
                                                            ------------
                                                        1998           1997
                                                        ----           ----
Statement of Operations Data:

Revenues ...................................         $   759,878    $   351,560
Total Operating Costs
 and Expenses ..............................         $ 1,179,897        629,584
Net loss ...................................         $  (422,063)   $  (280,001)
                                                     ===========    ===========
Basic and diluted net loss per share                 $      (.11)   $      (.12)
Shares used in computing basic and
 diluted net loss per share ................           3,853,265      2,434,600

                                                        December 31, 1998
                                                        -----------------
                                                     Actual       As Adjusted(1)
                                                     ------       --------------
Balance Sheet Data (end of period):

Cash .......................................      $   630,131       $19,392,729
Working Capital ............................      $   248,245       $19,027,384
Total Assets ...............................      $ 1,137,000       $18,899,598
Total Debt .................................      $    16,541       $       -0-
Total Liabilities ..........................      $   480,612       $   464,071
Stockholders' Equity .......................      $   656,388       $19,435,527

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements, the notes to our financial statements and the other financial information contained elsewhere in this prospectus. In addition to the historical information, this Management Discussion and Analysis of Financial Condition and Results of Operations and other parts of this prospectus contain forward-looking information that involve risks and uncertainties. Our actual results could differ materially from those anticipated by the forward-looking information as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

      We are a Northeast regional Information/Internet service provider and competitive local exchange carrier. We have been providing on-line services, and related products, to individual and corporate clients since November 1992.


      As an Internet service provider, we provide business and home Internet users with access to the Internet via a personal computer and modem or dedicated access line. This service is called dial-up access. We currently maintain a national dial-up Internet service throughout the Northeast. We have developed a base of corporate and institutional customers for our Internet services and have built the necessary network infrastructure for an Internet service network. A large part of our current operations is providing dedicated access lines for commercial accounts. Dedicated access lines are telecommunication lines which are used solely for a specific use, such as facsimile or Internet communication. In October 1998, we were approved as a competitive local exchange company in the State of Rhode Island. A competitive local exchange carrier is a company that provides local access lines as opposed to long-distance or other services. This allows us to send a telephone line into a home or business and enables us to provide a full range of local telecommunications services to our customers, such as Internet, voice, data and cable programming. Our clients include residential users, Internet services providers, wireless carriers and business, government and institutional end users. We intend to provide all of these services in selected cities with populations of 200,000 to 2,000,000.


Results of Operations

Comparison of Fiscal Year Ended December 31, 1998
to Fiscal Year Ended December 31, 1997

Revenues

      Our revenues are primarily comprised of dial-up, dedicated access service and web services. Revenues grew 116% from $351,560 to $759,878 for the year ended December 31,

1998 as compared to the comparable period in 1997. Revenue growth performance is attributable to an increase in sales efforts, services offered and an aggressive marketing campaign in our local market, Rhode Island.

Dial-up

      During 1998, we focused our efforts to expand our dial-up base in Rhode Island. This was accomplished through cost-effective billboard advertising, radio media, and target marketing campaigns. As a result, dial-up revenue grew from $123,680 to $238,154 for the year ended December 31, 1998 as compared to the comparable period in 1997 for an increase of 93%.

Dedicated Access Service

      During the fourth quarter of 1997, we increased our sales efforts for dedicated Internet access service resulting in higher revenue growth during 1998. Dedicated access is when a phone line is used solely for a specific purpose, such as the Internet or a facsimile. As a result, dedicated Internet access service business grew, based principally on high speed Internet access lines such as ISDN and T-1, and other high speed circuit growth. These access lines have varying degrees of transmission speeds. Revenues grew from $172,734 to $437,083 for the year ended December 31, 1998 as compared to the comparable period in 1997 for an increase of 153%.

Web Services

      During 1998, web site hosting and consulting became more important to our new and existing customers as the popularity of the web increased as a business tool. Web site hosting and consulting involves the development, storage and access of web sites on our web server. Web services revenue grew from $41,895 to $67,601 for the year ended December 31, 1998 as compared to the comparable period in 1997 for an increase of 29%.

Gross Profit

      Gross profit consists of total revenue less the cost of delivering services and equipment. Gross profit increased from $213,036 to $356,370 for an increase of 67% for the years ended December 31, 1997 and 1998, respectively.

Selling General, and Administrative Expenses

      Selling, general, and administrative expenses increased from $491,060 in the year ended December 31, 1997 to $776,389 in the year ended December 31, 1998 for an increase of 51%. These increases were primarily attributed to increases in personal cost of approximately $182,000 related to the addition of six additional personnel, increases in amortization expense of approximately $18,000 related to additional goodwill established during the year related to Wan Secure's purchase of our predecessor company, and increases of approximately $34,000 related to additional telecommunication costs from building out our network backbone to accommodate increased usage of our network.

Advertising

      Advertising expenses were $64,820 for the year ended December 31, 1997, and $36,515 for the year ended December 31, 1998, for a decrease of $28,305, or 44%.

Other Expenses

      Other expenses represent interest on our small business loans. Other expenses were $1,977 and $2,044 for the years ended December 31, 1997 and 1998, respectively, for an increase of 3%.

Payroll Tax

      We had penalties in connection with a payroll tax delinquency. We settled with the IRS in the amount of $41,559 and received a final release to that effect, dated December 28, 1998.

Net Loss

      As a result of the previously mentioned factors, net loss grew from $280,001 to $422,063 for the years ended December 31, 1997 and 1998, respectively, for an increase of 51%.

Employees

      As of December 31, 1998, we had 13 employees as compared to 10 employees as of December 31, 1997.

Liquidity and Capital Resources

      We have historically financed our operations primarily through the sale of equity and debt securities and through funds provided by Global Telemedia, our predecessor's parent company.

      During 1997, we received $179,260 from our parent company, Global Telemedia. We utilized these funds for operations, to expand marketing efforts and to expand our customer base. During the third quarter of 1998, we sold 275,000 shares of our common stock in a private placement, dated August 18, 1998, resulting in gross proceeds of $275,000 for use in operational activities. During December 1998, we privately sold an additional 369,216 shares of our common stock resulting in gross proceeds of approximately $1,200,000, and received approximately $1,000,000 in net proceeds.

      As of December 31, 1998, we had notes payable totaling $16,541, and accrued but unpaid expenses totaling $18,307, current accounts payable totaling $428,575, and current working capital of $248,245.

      In August 1998, we issued 1,000,000 warrants to several consultants in consideration of business promotion and marketing. The warrants are exercisable during the five-year period commencing January 15, 1999, at the exercise price of $1.00. The shares of common stock underlying the warrants contain piggyback registration rights.

      In December 1998, we issued an aggregate of 131,921 warrants to our chief financial officer and our legal counsel for services rendered, and to a placement agent in connection with the December private placement. Of the warrants, 50,000 and 45,000 are exercisable at $3.50 and $3.25 per share, respectively. These warrants are exercisable during the five and four-year period, respectively, commencing December 31, 1998. The remaining 36,921 warrants were issued to our placement agent in December 1998 and are exercisable at $3.90 during the four-year period commencing December 15, 1999.

      For the period ended December 31, 1998, our negative cash flow from operations was ($422,063), up from ($280,001) for the same period in the prior year due to an increase in selling, general and administrative costs and a repayment of certain current obligations.

      We anticipate, based upon our current plans and assumptions relating to operations, that the cash available following completion of this offering will be sufficient to satisfy our contemplated cash requirements for 12 months following completion of this offering.

Year 2000 Compliance.

      The inability of computers, software and other equipment utilizing microprocessing to organize and properly address certain fields containing a two-digit year is commonly referred to as the Year 2000 problem. As the year 2000 approaches, computer systems may be unable to accurately process certain date-based information.

      We have implemented a Year 2000 program to ensure that our computer systems and applications will function properly beyond 1999. We have identified vendor and business partner software with which we electronically interact, or from which we purchase supplies, and have requested Year 2000 compliance certifications. We have received verbal assurances from those vendors and business partners that they and their respective suppliers are Year 2000 compliant. Although we believe all of our systems are and will be Year 2000 compliant, there can be no assurances that all of our vendors' and business partners' systems will be Year 2000 compliant. Our cost to comply with the Year 2000 initiative is not expected to be material.


      In June 1998, we began converting our computer system to be Year 2000 compliant. As of December 15, 1998, all of our non-IT systems were compliant. As of March 5, 1999, we spent approximately $1,500 on our Year 2000 compliance efforts. This figure includes all labor and expenses.

Recent Accounting Pronouncements.

      In March 1998, the Accounting Standards Executive Committee issued AICPA Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This statement provides guidance on accounting for the costs of computer software developed or obtained for internal use and identifies characteristics of internal use software as well as assists in determining when computer software is for internal use. This statement is effective for fiscal years beginning after December 15, 1998, with earlier application permitted. We have not determined the impact of the adoption of this statement as this is highly dependent upon the nature, timing and extent of future internal use software development.

      In March 1998, the Accounting Standards Executive Committee issued AICPA Statement of Position 98-5, "Reporting on the Costs of Start-up Activities." This statement provides guidance on the financial reporting of start-up costs and organization costs. It requires that the cost of start-up activities and organization costs be expensed as incurred. This statement of position is effective for financial statements for fiscal years beginning after December 15, 1998. We do not expect adoption of this statement to have a material impact on our financial statements.

      We will be required to adopt Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information." Statement No. 131 superseded statement No. 14, "Financial Reporting for Segments of a Business Enterprise" and is effective for years beginning after December 31, 1997. Statement 131 establishes standards for the way that public business enterprises report selected information about operating segments in financial reports. Statement 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The addition of statement 131 will not effect our results of operations or financial position, but may effect the disclosure of the segment information in the future.

      In June 1998, the Financial Accounting Standards Board or "FASB," issued statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement changes the previous accounting definition of derivative, which focused on freestanding contracts such as options and forwards, including futures and swaps, expanding it to include embedded derivatives and many commodity contracts. Under the statement, every derivative is recorded in the balance sheet as either an asset or liability measured at its fair value. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Statement No. 133 is effective for fiscal years beginning after June 15, 1999. Earlier application is allowed as of the beginning of any quarter beginning after issuance. We do not anticipate that the adoption of statement No. 133 will have a material impact on our financial position or results of operations.

                                       LOA

Overview

      We were incorporated in Rhode Island in 1992 for the purpose of providing online and Internet related services. We are a Rhode Island regional competitive local exchange carrier and Information/Internet Service Provider. A competitive local exchange carrier provides local telephone access lines as opposed to long-distance or other services. An Internet service provider provides access to the Internet. As an Internet service provider, we currently provide a variety of Internet solutions to both commercial and residential customers. As a local exchange carrier, we plan to offer a full range of local telecommunication services, resulting in an ability to offer a complete menu of Internet, voice, data, video, and cable programming solutions to our customers.

      We believe that the Northeast region provides access to attractive tier 1, tier 2 and tier 3 demographic markets within close proximity of planned network expansions, resulting in efficient utilization of network capacity. Tier 1 cities have populations over 2,000,000, and tier 2 and tier 3 cities have populations between 250,000 and 2,000,000. Our plan is to initiate an acquisition campaign targeting Internet service providers, competitive local exchange carriers and resellers of telecommunication services to gain market share, name recognition and valuable industry talent. We currently do not have any plans or agreements regarding any potential acquisitions. In parallel with the acquisition program, we intend to pursue market share through an increased direct sales force, offering an expanded product line to both commercial and residential customers. Market penetration will require system upgrade and expansion through the purchase of equipment and the hiring by management of addition technical personnel.

      Our goal is to be a leading provider of a wide range of Internet, voice, data, video, and cable programming solutions to a diverse customer base in the Northeast. We believe that a strategy comprised of acquisitions and direct sales will allow us to achieve our desired market penetration and competitive position.

Corporate History


      Log On America, Inc., a Rhode Island corporation, was formed in 1992 to provide online Internet and related services. This company is our predecessor. In 1997, the Rhode Island corporation sold 100% of its assets to System 4, Inc., a Delaware corporation and a wholly owned subsidiary of Global Telemedia International, Inc., a Delaware corporation, and agreed to change its name to Tekcom, Inc. Tekcom remained a Rhode Island corporation with no operations. At the time of the acquisition, Global Telemedia was engaged in the marketing of telecommunication services. In consideration of the sale, Global Telemedia agreed to assume all of the Rhode Island corporation's outstanding liabilities and to pay the Rhode Island corporation's shareholders, on the third anniversary date of the purchase, 20% of the value of all of the Rhode Island corporation's business as of that date. After the transfer of assets and liabilities to System 4, Inc., System 4 changed its name to Log On America, Inc.

      Wan Secure, Inc. was organized in Delaware in January 1998 to purchase 100% of the successor to System 4's outstanding capital from Global Telemedia. As a result, we became a wholly owned subsidiary of Wan Secure. In consideration for the purchase, Wan Secure executed a promissory note in the amount of $100,000 to Global Telemedia. David Paolo, our president and Wan Secure's majority shareholder, personally guaranteed this promissory note. In September 1998, Wan Secure merged with LOA, the successor to System 4. As a result of this merger, Wan Secure was the survivor. Simultaneously with the merger, Wan Secure, a Delaware corporation, changed its name to Log On America, Inc.

      In and around February 1998, 100% of the shareholders of Tekcom, Inc., formerly the Rhode Island corporation, agreed to surrender and release their rights and claims to 20% of the value of the Delaware Log On America's business as of the third anniversary date of the Global Telemedia's purchase. As consideration for this surrender and release, Tekcom shareholders received an aggregate of 795,130 shares of the Delaware Log On America's common stock. In July 1998, Global Telemedia accepted $25,000 in settlement of the $100,000 Wan Secure note.

Business

      We are an Internet service provider, which means we provide our customers with access to the Internet. We have been providing on-line services, and related products, to individual and corporate clients since November 1992. We maintain a national dial-up Internet service throughout the Northeast. The majority of our current operations is providing dedicated access lines for the Internet to commercial accounts. In October 1998, we were approved as a competitive local exchange company in Rhode Island. A competitive local exchange carrier provides local telephone access lines as opposed to long-distance or other services. We intend to begin this service in the second quarter of 1999. As a local exchange carrier, our customers include residential users, Internet service providers, wireless carriers and business, government and institutional end users. We believe that our prices will be competitive with those charged by independent local exchange carriers. We believe our commercial customers will benefit from our local exchange status by our ability to resell local phone services from the area's local provider, Bell Atlantic, at a discount to certain of our competitors. Currently, we are a retail customer of Bell Atlantic.

      We are also positioned to address network security issues and provide secure private networks for secure commerce over the Internet using secure server applications. A secure server application is a program used to protect electronic commerce on the Internet. We can also provide encrypted digital transmissions and design local and wide area networks for residential or commercial use.

Marketing and Business Strategy

      Our goal is to be a leading provider of a wide range of Internet, voice, data, video, and cable programming solutions in the Northeast. To accomplish this goal, we intend to develop, utilize and package our services for the marketplace at competitive prices. We have focused our efforts on high revenue, high margin commercial clients which enter into term contracts for service, generally 12 months in duration. We believe this approach differentiates us from certain of our competitors who seek bulk quantities of Internet dial-up customers for a monthly fee without contractual commitment. We also market to customers on a monthly fee basis without contractual commitment. We rely on service and performance to attract and to keep our clients. We also provide equipment and security products to our clients that enhance customer service and help us meet the demands of our customers.

      We employ the following marketing strategies: targeted direct marketing, development of brochures, trade show participation and print media, although we decreased advertising in 1998. Upon consummation of this offering, we plan to expand our direct marketing sales team, and to employ more sales staff in the Northeast.

      We currently offer a comprehensive range of Internet access options, web production services and web hosting services designed to meet the needs of businesses and individual subscribers. Our strategy is to focus on cities with a population base large enough to provide a sufficient return on our investments. We will also focus on cities that have not become the primary target markets for long distance carriers or national Internet service providers such as Netcom On Line Communication Services, Inc. and America Online, Inc. It is our objective to provide a "one-stop-shop" to our customers for their Internet and telecommunication needs. The "one-stop-shop" will require reliable Internet access, guidance and training regarding the use of the Internet and support on how to take full advantage of Internet applications pertinent to the individual customer. We will attempt to remain competitive in the individual Internet market with reasonably priced services.

      We believe our recent approval by the Rhode Island Public Utilities Commission as a competitive local exchange carrier provides us with the ability to become a full service provider of local telecommunications services to Internet service providers, wireless carriers and business, government and institutional end users. We believe this status will enable us to offer products and customer service at prices competitive with those charged by the independent local exchange carriers.

Internet Business

      Our strategy is to continue to focus on the Internet market in the Northeast, to expand to surrounding markets and to provide direct on-site sales contact with the business communities in those areas. We intend to continue to expand our subscriber base by providing high quality services coupled with the expertise to assist our customers with solutions to their Internet and telecommunication needs. We intend to achieve our strategy by focusing on the following key elements:

      1. Focus on business customers. We believe that use of the Internet by businesses will grow substantially over the next several years. The Internet has the potential to enhance productivity through improved communications, access to data, and through new ways of organizing how businesses interact, both with other commercial enterprises and with consumers. We believe that the Internet provides the potential for businesses, large and small, to maintain a worldwide presence for marketing their products and making information about their products and services available to interested parties in ways not possible before. We believe that many businesses are aware, in general, that the Internet provides a potential new means of conducting commerce, and that businesses do not have the knowledge or technical expertise required to access or use the Internet. We believe that by offering our business customers a service-oriented relationship, we can position ourselves as a value added supplier and thus gain a competitive advantage over certain of our larger competitors. In order to implement this strategy, we hired a technical personnel sales staff, currently comprised of 2 individuals.

      2. Provide high-bandwidth, reliable infrastructure services. We have contracted with Bell Atlantic to deploy our first 155Mbs OC/3 Sonnet ring around the city of Providence, Rhode Island. Sonnet is an abbreviation for Synchronous Optical Network, an international standard for high-speed networks. A Sonnet ring will allow us to deliver high speed Internet access throughout all major points of Providence, Rhode Island.

      3. Provide value-added services. We offer a range of value-added services designed to assist business customers in taking advantage of opportunities offered by the Internet. Our current value-added services include web services such as web hosting and consulting. Web hosting refers to the storage of a web site or homepage on a web server so that others on the Internet can access and interact with the site. Quality web hosting services are the foundation for a successful Internet presence. Other value-added services include network consulting, security consulting, data services, commercial transaction and payment processing services, Intranet applications, and e-mail to fax services.

      4. Pricing strategy. We believe that price competition will intensify as the Internet market grows and matures. We intend to remain competitive by pricing our services to reflect market conditions. Accordingly, we believe that management of our costs will be critical to remaining competitive. We have made and plan to continue to make investments in our hardware and network infrastructure which is designed to increase efficiency and reduce the cost of delivering our services. We intend to price all of our services in order to remain competitive with demand, competition and market trends.

Internet Products and Services

      We provide a variety of Internet access and other related services to our clients. These services include, e-mail, web sites, the storage and construction of web sites, and dedicated circuits with wide bandwidth to enhance data transmission. Bandwidth is a measurement of the volume of information, usually measured in bites per second, which can be transmitted over a network at a given time. A larger bandwidth transmits more information and, therefore, enhances data transmission. Clients also use our services to receive and/or send data or to display products and services on the Internet using text, high-resolution color photographs, video and/or audio.

      Some of our current clients include educational facilities including Providence College; international corporations including Cookson America, Inc. and Toray Plastics, Inc.; organizations including Butler Hospital and the Bell Atlantic Telecommunications Center; and governmental agencies including the Rhode Island Supreme Court, the Office of the Rhode Island Attorney General and the Rhode Island Public Utilities Commission.

      We are also a domain name registration provider for Wenzhou Emy Network Information Company, a Chinese entity that markets access to the World Wide Web to institutions and corporations within the Zhejiang Province of the People's Republic of China. This means that we register domain names and host web pages on behalf of Wenzhou Emy Network, which is located in the People's Republic of China.

      The following list summarizes and defines the specific products and services which we currently offer:

dial-up access: this is how a home user with a personal computer connects to the Internet.

point to point: point-to-point is a communications link that directly connects two facilities and is frequently used to access the World Wide Web.

xDSL: abbreviation for digital service lines; an emerging technology that uses existing copper wire to carry voice and data traffic over the same telephone line at high speeds.

domain names: the name used to identify a user on the Internet.

web page design and hosting: building, designing and construction of web sites, including corporate web sites that reside and are served from the Internet service provider's web server. A web server stores web sites.

equipment sales: the sale of hardware associated with the deployment of Internet services.

banner advertisements: display ads and links listed on our web site.

secure virtual private networks: provides secure transmissions between remote sites, such as a between a laptop computer and a network.

encrypted DS0 to DS3 transit: a process that transforms digital information into a form that is unintelligible without a proper code.

secure network design: Our technical team can design local area or wide area networks for small to large corporations seeking security protection and flexibility in communications. A local area network is a network of computers confined within a small area, such as an office building. A wide area network is a system of connected computers spanning a large geographical area.

Intranet, Extranet, Secure Commerce: Our technical personnel can design custom Intranet, and Extranet networks, which allow companies to communicate over an existing Internet network, and secure commerce servers, which process financial transaction over the Internet.

security breach investigations: We investigate compromised networks and attempt to identify perpetrators of security breaches.

data loss insurance: We offer to our customers a "Data Loss Insurance Policy" that insures a network from the threat of security breaches.

      During 1996, we achieved our goal of having dial-up services in a total of 230 area codes. We plan to have our own network systems in operation or under construction in a total of 20 cities by the middle of 1999, and a total of 50 cities by the end of 2000. There can be no assurance that we will meet this goal. Our expansion into additional cities is expected to be accomplished by the acquisition of existing networks as well as the development of new networks. By adding networks, we believe we can increase revenues and obtain economies of scale in our operating costs.

Planned Competitive Local Exchange Carrier Business.

      On October 6, 1998, we received approval from the Rhode Island Public Utilities Commission to operate as a competitive local exchange carrier. A competitive local exchange carrier can offer local telephone access as opposed to long-distance or other services. We intend to use this local exchange status to provide our Rhode Island customers, through one standard copper cable into the user's home or office, with typical phone service such as dial tone, toll calls/in-state long distance, long distance, as well as high-speed Internet access. We intend to become a full service provider of local telecommunications services to Internet service providers, wireless carriers and business, government and institutional end users in selected cities in the Northeast. We intend to offer our products at competitive prices to those charged by the independent local exchange carriers beginning in the second quarter of 1999. We plan on preparing local exchange carrier applications for other states in the Northeast.

      The principal elements of our competitive local exchange carrier strategy includes:

o targeting tier 2 and tier 3 markets in the Northeast, or markets in cities with populations between 250,000 and 2,000,000 by securing franchises and rights-of-way in those markets, installing local exchange carrier networks and facilities, and establishing customer relationships with Internet service providers, wireless carriers and business, government and institutional end users in those markets. We believe this will enable us to take advantage of the potential growth rates for local exchange service revenues in those markets. Currently, we have not secured, and have no agreements to secure, any franchises, rights-of-way, installed local exchange carrier networks, facilities, established customer relationships with Internet service providers, wireless carriers, business, or government and institutional end users; and

o pursuing opportunities in selected Northeast first tier markets, defined as cities with over two million people. We intend to utilize our existing operational capabilities in conjunction with proposed operating agreements with Internet service provider customers.

      We intend to design our networks to access at least 70% to 80% of the business, government and institutional end user revenue base and the Internet service provider facilities and substantially all of the central offices of the independent local exchange carriers within our target markets.

Planned Competitive Local Exchange Carrier  Products And Services.

      We plan to provide several types of switched access and private line services to Internet service providers and end-user customers in the second quarter of 1999. Historically, competitive access providers were able to offer only non-switched special access and private line services, which involve the installation of dedicated lines to provide the following types of communications links. Switched access means that the provider can route Internet traffic through its own network. Non-switched access means that the provider must route traffic through another provider's network:

      Internet special access. telecommunication lines linking one Internet service provider or several different Internet service providers in a market.

      end-user/independent exchange carrier special access. telecommunication lines between an end user, such as a business, and the local Internet service provider.

      private line. telecommunication lines connecting various locations of one or more customers' operations, suitable for transmitting voice and data traffic internally.

      collocated special access: A dedicated line carrying switched transmissions from the Internet service provider through the independent local exchange carrier's central office to the end users. Switched transmission means that the provider can route Internet traffic through its own network. Non-switched access means that the provider must route traffic through another provider's network collocated independent local exchange carrier switched access: A dedicated line carrying switched transmissions from the independent local exchange carrier's central office to an Internet service provider.

      In order to provide these services, we intend to offer various types of dedicated fiber optic lines, maintained and operated by Bell Atlantic and MCI Worldcom. We do not operate or maintain any fiber optic lines. These dedicated fiber optic lines operate at different speeds and handle varying amounts of traffic to provide tailor-made solutions to our customers' needs, including:

      DS-0: A dedicated line service with transmission capacity of up to 64 kilobits of bandwidth per second. This service offers a basic low capacity dedicated digital channel for connecting telephones, fax machines, personal computers and other telecommunications equipment.

      DS-1: A high-speed channel typically linking high volume customer locations to Internet service providers or other customer locations. Used for voice transmissions as well as the interconnection of local area networks, DS-1 service accommodates transmission speeds of up to 1.544 megabits per second. We offer this high-capacity service for customers who need a larger communications pipeline.

      DS-3: This service provides a very high capacity digital channel with transmission capacity of 45 megabits per second. This is a digital service typically used by Internet service providers for central office connections and by some large commercial users to link multiple sites.

      We intend to add capabilities to provide local dial tone and switched access termination and origination services to its networks.

      We expect our business customers to acquire enhanced local services and long-distance services from us as a reseller. In order to provide these services, we intend to purchase these services in bulk from an independent local exchange carrier and the Internet service provider. We will then offer our retail customers with a single source of integrated local and long distance telecommunications services and facilities management at a discount from the published retail independent local exchange carrier tariff rates. By using enhanced local service from us instead of an in-house phone system, or private branch exchange, to direct their telecommunications traffic, customers can avoid a large investment in equipment required and the fixed costs associated with maintaining a private branch exchange network infrastructure. Our enhanced local service, as envisioned, will allow medium to small business customers who lack the size or resources to support their own private branch exchange to benefit from a telecommunications system.

      We intend to provide a full range of consulting, management, engineering and information system solutions for telephone, cable television and wireless providers and other telecommunications infrastructure owners and operators in our target markets.

Competition

      The Internet connectivity and telecommunications business is highly competitive, and there are no substantial barriers to entry. We believe that competition will intensify. Our ability to successfully compete will depend on a number of factors including market presence, capacity, reliability, the security of our network infrastructure, our pricing of services compared to our competitors, the timing of new products and services by us and our competitors, our ability to react to changes in the market, and industry and economic trends. Our competitors consist of (1) regional Internet service providers, (2) national Internet service providers, (3) on-line service companies, (4) regional telephone companies and national long distance carriers, (5) hardware/software companies and cable operators, and (6) other competitive local exchange carriers, as discussed below. Most of these competitors have substantially greater resources, experience, and brand name recognition than we do.

1. Regional Internet Service Providers. Our competitors include numerous regional Internet access providers, including Bell Atlantic, The Internet Access Company or TIAC, and Windstar Communications, Inc.

2. National Internet Service Providers. National Internet service providers include companies such as Netcom On Line Communication Services, Inc., a division of ICG Telecom Group, Inc., PSINet, Inc., UUNET Technologies, Inc. and BBN Corp., a division of GTE Corp. These national competitors have established national and international networks, providing extensive coverage throughout the United States and select international locations. Netcom, PSI and UUNET have established communications and network infrastructure, adapt more swiftly to new or emerging technologies and changes in customer requirements, take advantage of acquisition and other opportunities more readily, and devote more resources to the marketing and sale of services, than we do. We believe Netcom, PSI and BBN have targeted the individual dial-up market, while UUNET has specifically targeted the business markets.

3. On-line Service Companies. Other competitors include the national on-line service providers such as America On-line, Inc., Microsoft Corporation, Delphi Information Services, Inc., a division of News Corp., and Genie, a division of General Electric Information Services. Most of the established on-line services are rapidly expanding their Internet access services in order to offer more direct access to the Internet at more competitive prices. On-line service companies are focused on the individual dial-up market and are becoming direct competitors with the national Internet providers and the long distance telecommunication carriers.

4. Regional Telephone Companies and National Long Distance Companies. Regional telephone companies such as Bell Atlantic Corp., Southern New England Telephone Co., and national long distance carriers such as AT&T Corp., MCI Worldcom, Inc., and Sprint Corp. all operate Internet access services.

5. Hardware / Software Companies and Cable Operators. In 1995, Microsoft Corporation entered into the on-line service business with "Microsoft Network," a consumer on-line service that was released as a standard integrated feature of the Windows 95 operating system. Cable operators such as Cox Communications, Inc., and Tele-Communications, Inc., have also announced their intention to utilize their cable networks to offer Internet services. Cable modems have the capacity to transmit at speeds up to 10 megabits per second, versus the normal telephone dial-up speed of
      56.6 kilobits per second. Several cable companies are in the process of upgrading their systems to provide access to the Internet. Each of our primary markets is highly competitive. Many of our competitors are much larger than us and have substantially greater resources.

6. Competitive local exchange carriers - Regional local exchange carriers include Teleport, Inc., MCI Worldcom, Inc., and TCG, Inc.

Government Regulation.

      We are currently subject to regulation by the Federal Communications Commission and related state agencies. In so far as the Internet is a relatively new medium, the legal obligations and First Amendment rights of service providers and participants in the Internet, are not well defined and are evolving. The Internet has not been subject to regulation by the FCC or other governmental agencies, and standards applicable to print publishers and television in respect of the law of defamation and obscenity are not clearly applicable to the Internet. To the extent these issues have been considered by the courts, outcomes have not been uniform.

      In 1996, Congress passed a telecommunications act which, among other things, includes protection from liability for Internet providers who take steps to prevent defamatory material from being published on the Internet and also includes provisions to protect children from indecent material on the Internet. Certain provisions of that legislation regarding the imposition of criminal penalties for publication of indecent materials on the Internet were recently held to be unconstitutional by the United States Supreme Court.

      The Internet could lose its viability due to delays in the development or adoption of new standards and protocols to handle increased levels of Internet activity, or due to increased governmental regulation. There can be no assurance that the infrastructure or complementary services necessary to make the Internet a viable commercial marketplace will be developed, or if developed, that the Internet will become a viable commercial marketplace for services and products like those offered by us. If the necessary infrastructure or complementary services or facilities are not developed, or if the Internet does not become a liable commercial marketplace, our business, results of operations and financial condition will be materially adversely affected. In addition, the adoption of additional laws in the United States and in foreign countries could adversely affect our business.

Proprietary Technology.

      We have filed trademark applications with the U.S. Patent and Trademark Office for "LOA," "Log On America" and our logo. These applications are currently pending. We have also registered the Internet domain name www.loa.com. There can be no assurance that potential users and advertisers will not confuse our trademarks and/or domain name with other similar trademarks and domain names. If this confusion occurs, we may lose business to a competitor, and have to adjust our advertising rates and service fees accordingly, or some users of our services may have negative experiences with other companies on their web sites that these users erroneously associate with us.

Employees.


      As of April 1, 1999, we had 9 full-time and 4 part-time employees. Of these 13 employees, 4 were engaged in technical support, 2 in information processing services, 2 in customer support functions, 2 were engaged in sales and marketing, and 3 in administration and finance functions. We have no collective bargaining agreement in place and believe that our relationship with our employees is good. We are currently negotiating to expand our existing facility from approximately 3,000 square feet to approximately 5,000 square feet to allow for an increase in anticipated personnel subsequent to this offering.


Facilities.

      We entered into a lease agreement between us and Regency Plaza Associates dated May 1, 1996, for the premises located at 3 Regency Plaza, Providence, Rhode Island 02903. This lease was amended on August 6, 1997 to provide for rental increase, additional space, and extension of its term. The lease currently provides for a term expiring on May 31, 1999. Monthly rent is currently $2,568. The facilities currently comprise approximately 3,000 square feet.

      We also maintain office space comprising less than 500 square feet in Cambridge, Massachusetts through a verbal arrangement with Snap Dragon Technologies, Inc., a customer of ours. We discount services to the customer in consideration for the space. We provide $500 per month in services to Snap Dragon in consideration for the lease. We use this space to service our Massachusetts clients and customers. Upon completion of this offering, we intend to enter into a lease arrangement for an office in Massachusetts.

Legal Proceedings.

      There is currently no pending or threatened litigation against us.

Available Information

      We have filed with the commission a registration statement on Form SB-2 under the Securities Act, with respect to the common stock offered by this prospectus. In this prospectus we refer to that registration statement, together with all amendments, exhibits and schedules to that registration statement, as "the registration statement." This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus concerning a document filed as an exhibit to the registration statement is not necessarily complete and, in each instance, reference is made to the document filed as an exhibit to the registration statement, each statement being qualified in all respects by this reference.

      The registration statement and other information may be read and copied at the commission's Public Reference Room at, 450 Fifth Street, NW, Room 1024, Washington, D.C.

20549. The public may obtain information on the operation of the Public Reference Room by calling the commission at 1-800-SEC-0330. The commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the commission.


      We are not currently a reporting company under the Securities and Exchange Act of 1934, and therefore have not filed any reports with the commission. Simultaneously with the commission's declaration that this prospectus is effective, we will be registered under the Exchange Act. Under the Exchange Act, we will furnish our stockholders with annual reports containing audited financial statements reported on by independent auditors and make available quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

                                   MANAGEMENT

Directors and Officers


      The following table sets forth certain information concerning each of our directors and officers as of April 1, 1999:


Name                                Age        Position
----                                ---        --------

David R. Paolo                      31         President, CEO and Chairman

Donald J. Schattle II               33         VP of Operations and Technology
                                                 and Director


Kenneth M. Cornell                  30         CFO
Raymond Paolo                       53         VP of Administration, Secretary
                                                 Treasurer and Director
Shastri Divakaruni                  50         Director
David M. Robert                     37         Director


David R. Paolo is our President, Chief Executive Officer, Chairman and founder. He has served in this position since the formation of our predecessor. In 1994, Mr. Paolo was appointed as Ambassador for the Greater Providence Chamber of Commerce, a position he still retains. From 1996 to 1998, he was chairman of the NYNEX Advisory Board. Mr. Paolo is currently an officer and director of Tekcom, Inc., one of our predecessors. Tekcom, Inc. is an inactive corporation with no operations. From 1990 to 1998, Mr. Paolo was an officer and director of Northeast Business Associates, Inc., a Massachusetts computer equipment sale corporation. This entity ceased operations in 1992. Prior to that, he worked as a sales representative for Horizon Distributers, Inc., a Massachusetts corporation. Horizon Distributers declared bankruptcy on February 1, 1993. Mr. Paolo attended Roger Williams University from 1986 to 1990.


Donald J. Schattle II has served as our Vice President of Operations and Technology since 1998. From 1997 to 1998, he served as Senior Systems Administrator, Director of Operations for our predecessor. Prior to this, Mr. Schattle owned a computer consulting and technical support firm, Cybersultants, Inc., from 1995 to 1996, and was a systems administrator, and service and support engineer for AAA of South Central New England from 1992 to 1996. Mr. Schattle graduated from the University of Rhode Island in 1994 with a BA degree.


Kenneth M. Cornell has served as our Chief Financial Officer since December 1998. Mr. Cornell is President of Cornell & Associates, Inc. a company providing financial advisory services. From 1998 to the present, Mr. Cornell has been an officer and director of Integrated Plant Genetics, Inc., a Delaware corporation. From July 1996 to May 1997, he served as Controller of Global Telemedia International, Inc. From 1991 to 1996 he worked at Ernst & Young LLP in the audit department. Mr. Cornell graduated with a BS from the University of

Florida's Fisher School of Accounting in May 1990. In 1991, he graduated from said university with a Masters in Accounting.

Raymond Paolo has served as our VP of Administration, Secretary, Treasurer and director since October 1998. Prior to this, he was Chief Financial Officer of our predecessor from its inception in 1992 until October 1998. Mr. Paolo worked as an independent sales representative for R.E.P. Enterprises from 1991 to 1992 and as President of Horizon Distributors, Inc., a consumer electronics and computer mass merchandiser from 1985 to 1990. Horizon Distributors declared bankruptcy on February 1, 1993. Mr. Paolo is currently an officer and director of Tekcom, Inc., one of our predecessors. Tekcom, Inc. is an inactive corporation with no operations. Prior to 1990, Mr. Paolo was an officer of Interstate Trading Corp., a Massachusetts import corporation. Interstate Trading declared bankruptcy on May 29, 1992. He was an officer and director of Video-Eez, Inc. a Massachusetts corporation; and an officer and director of VTR Industries, Inc., a Massachusetts corporation. Mr. Paolo graduated from the University of Rhode Island in 1968 with a BS in Business Administration. In 1980, he graduated from the Williams School of Banking with a MA in Business Administration.


Shastri Divakaruni has served as a director of ours since February 1998. From March 1996 to the present, Mr. Divakaruni has worked at Cisco Systems under various job titles, including Director of Service Provider Marketing and Director of Broadband Fixed Wireless Engineering. From 1987 to March 1996, Mr. Divakaruni worked with Southern New England Telecommunications Corp. where he served as Senior Director of Product Development and Integrated Marketing. Mr. Divakaruni received his BS in Electronics and Telecommunications from the University of India in 1969. He received an MS in Electrical Engineering from the University of Iowa in 1972 and received an MBA from New York University in 1993.

David M. Robert has served as a director of ours since February 1998. Since 1985, Mr. Robert has worked for Northern Telecom, Inc. in various capacities, including Software Systems Engineer, Product Marketing Specialist, Sales Manager and, currently, VP of Sales for Nortel Major Accounts. Mr. Robert received a BS in Mathematics/Computer Science from State University of New York, College at Cortland in 1984.

      Directors are elected to serve until the next annual meeting of the stockholders and until their successors have been duly elected and qualified. Raymond Paolo is the father of David R. Paolo.

Compensation of Directors

      Directors do not receive compensation for attendance at meetings of the Board of Directors, but will be reimbursed for certain expenses in connection with attendance at board meetings.

Audit Committee

      Our board of directors intends to implement a standing audit committee as of the closing of the offering. The audit committee will be comprised of the following officers and directors: Shastri Divakaruni, David M. Robert, Kenneth Cornell and David Paolo. The audit committee will assist our board of directors in exercising its fiduciary responsibilities for oversight of audit and related matters, including corporate accounting, reporting and control practices. It will be responsible for recommending to the Board of Directors the independent auditors for the following year. Our board of directors intends to have the audit committee meet periodically with management, financial personnel and the independent auditors to review internal accounting controls and auditing and financial reporting matters.


Executive Compensation

      For the years ended December 31, 1996, 1997 and 1998, David R. Paolo, our president, was compensated and/or received advances in the amount of $60,000, $77,617 and $117,927, respectively. On May 15, 1998, Mr. Paolo executed a promissory note to us in the amount of $77,617. Pursuant to the terms of this note, we agree to forgive 25% of the principal amount each year. No other officer or director received compensation in excess of $100,000 for each of fiscal 1996, 1997 and 1998. Mr. Paolo also earned $25,427 in 1998, which is included in the table below under "All Other Compensation." This figure includes
(a) $12,227 which represents the pro rated amount of the $77,617 note that we forgave as of December 31, 1998; (b) $7,800 for a car allowance; and (c) $5,400 for a club membership.

                            Annual Compensation                 Long-Term Compensation
                            -------------------                 ----------------------
Name and                                                   Restricted Securities
Principal                                      Other Annual   Stock   Underlying   All Other
Position         Year     Salary      Bonus    Compensation   Awards    Options   Compensation
--------         ----     ------      -----    ------------   ------    -------   ------------
David R. Paolo   1998     $90,000     $2,500        -0-        -0-        -0-      $25,427
                 1997     $77,617        -0-        -0-        -0-        -0-        -0-
                 1996     $60,000        -0-        -0-        -0-        -0-        -0-

Employment Agreements

      On January 12, 1998, we amended an employment agreement with David R. Paolo dated January 3, 1997, to serve as our president and chief executive officer. The term of the agreement is for six years commencing on January 12, 1998. We increased Mr. Paolo's base compensation of $91,500 per year to $124,500 upon the consummation of a previous private offering, dated

August 28, 1998. Under the terms of the agreement, Mr. Paolo will receive an annual increase in base compensation of 10% for the term of the agreement. We further increased Mr. Paolo's base compensation to $136,950, effective January 1, 1999. The agreement contains a provision for performance based bonuses, including non-qualified stock options, car allowance, and club membership. The employment agreement contains a non-compete clause for a period of two years following the termination of Mr. Paolo's employment. A state court might not enforce or only partially enforce this non-compete provision. The employment agreement may be terminated upon 90 days written notice by either party. In addition, if we terminate the agreement without cause, Mr. Paolo may be entitled to receive the balance of any unpaid salary which would otherwise be payable to him during the remainder of the term of the agreement.

      On January 12, 1998, we entered into an employment agreement with Raymond Paolo to serve as our chief financial officer. On January 1, 1999 we amended this agreement to reflect his current position as our vice president of administration, secretary and treasurer. The agreement's term is for six years. We increased Mr. Paolo's base compensation of $51,500 per year to $69,500 upon the consummation of a previous private offering, dated August 8, 1998. Under the terms and conditions of the agreement, Mr. Paolo will receive an annual increase in base compensation of 10% for the term of the agreement. We further increased Mr. Paolo's base compensation to $76,450, effective January 1, 1999. The agreement contains a provision for performance based bonuses, including non-qualified stock options and car allowance. The agreement contains a non-compete clause for a period of two years following the termination of Mr. Paolo's employment. A state court might not enforce or only partially enforce this non-compete provision. The employment agreement may be terminated upon 90 days written notice by either party. In addition, if we terminate the agreement without cause, Mr. Paolo may be entitled to receive the balance of any unpaid salary which would otherwise be payable to him during the remainder of the term of the agreement.

Stock Option Plan.

      In January 1999, we adopted the 1999 Stock Option Plan. The purpose of the plan is to enable us to attract, retain and motivate key employees, directors, and consultants, by providing them with stock options. Options granted under the plan may be either incentive stock options, as defined in Section 422A of the Internal Revenue Code of 1986, or non-qualified stock options. We have reserved 1,000,000 shares of common stock for issuance under the plan. As of the date of this prospectus, no options have been granted pursuant to the plan.

      Our board of directors will administer the plan. Our board has the power to determine the terms of any options granted under the plan, including the exercise price, the number of shares subject to the option, and conditions of exercise. Options granted under the plan are generally not transferable, and each option is generally exercisable during the lifetime of the holder only by the holder. The exercise price of all incentive stock options granted under the plan must be at least equal to the fair market value of the shares of common stock on the date of the grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our stock, the exercise price of any incentive stock option granted must be equal to at least 110% of the fair market value on the grant date. The term of all incentive stock options under the plan may not exceed ten years, or five years in the case of 10% owners. Our board of directors approves the terms of each option. These terms are reflected in a written stock option agreement.

Right to Designate Director.

      Dirks and Company, Inc. has the right, for a period of five years from the closing of this offering, to designate a person for election to our board of directors. Dirks and Company has not indicated who they intend to designate to our board.

Limitations of Liability and Indemnification of Directors and Officers.

      Our certificate of incorporation, as amended, and bylaws, as amended, limit the liability of directors and officers to the maximum extent permitted by Delaware law. We will indemnify any person who was or is a party, or is threatened to be made a party to, an action, suit or proceeding, whether civil, criminal, administrative or investigative, if that person is or was a director, officer, employee or agent of us or serves or served any other enterprise at our request.

      In addition, our certificate of incorporation provides that a director shall not be personally liable to us or our stockholders for monetary damages for breach of the director's fiduciary duty. However, the certificate does not eliminate or limit the liability of a director for any of the following reasons:

o     breach of the directors' duty of loyalty to us or our stockholders;

o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

o the unlawful payment of a dividend or unlawful stock purchase or redemption; and

o any transaction from which the director derives an improper personal benefit.

      We intend to purchase and will maintain directors' and officers' insurance in the amount of $3,000,000. This insurance will insure directors against any liability arising out of the director's status as our director, regardless of whether we have the power to indemnify the director against the liability under applicable law.

      We have been advised that it is the position of the commission that insofar as the indemnification provisions referenced above may be invoked to disclaim liability for damages arising under the Securities Act, these provisions are against public policy as expressed in the Securities Act and are, therefore, unenforceable.

                             PRINCIPAL SHAREHOLDERS


      The following table sets forth as of April 1, 1999, and as adjusted for the 2,200,000 shares of our common stock offered by this prospectus, the number and percentage of outstanding shares of common stock beneficially owned by each person who beneficially owns:


o     more than 5% of the outstanding shares of our common stock;

o     each of our officers and directors; and

o     all of our officers and directors as a group.


      Except as otherwise noted, the persons named in this table, based upon information provided by these persons, have sole voting and investment power with respect to all shares of common stock owned by them. Unless otherwise indicated, the address of each beneficial owner is c/o Log On America, Inc., 3 Regency Plaza, Providence, Rhode Island 02903. The percentages shown after the completion of this offering assumes the sale of the 2,200,000 shares of our common stock offered in this prospectus and the exercise of the underwriter's over-allotment option, but does not reflect the exercise of the representative's warrants.


                            Number of                             % Beneficially
Name and Address of           Shares        % Beneficially Owned    Owned After
Beneficial Owner         Beneficially Owned    Before Offering       Offering
----------------         ------------------    ---------------       --------
David R. Paolo..........     2,434,600(1)           52.8%               34.2%
Raymond Paolo...........       200,000               4.3%                2.8%
Donald Schattle II......        80,000               1.7%                1.1%
Kenneth Cornell.........        45,000(2)             **                  **
Marilyn Henderson.......       375,000               8.1%                5.3%
ICC Consulting, Inc.....       250,000(3)            5.4%                3.5%
 25A Sintsink Dr. West
 Port Washington, NY
Scofield Dennison Corp..       250,000(3)            5.4%                3.5%
 130 Shore Rd.
 Port Washington, NY
Northeastern Fibercom...       250,000(3)            5.4%                3.5%
 8 West 38th St.
 New York, NY
Horizon Fiber, Inc......       250,000(3)            5.4%                3.5%
 22 Cherry Lane
 Putnam Valley, NY
All Officers and
 Directors as a
 Group (6 persons)......     2,759,600              59.3%               38.6%

** Less than 1%


(1) Includes 400,000 shares of common stock owned by the Paolo Family Trust, of which Mr. Paolo is the sole trustee.

(2) Represents warrants for the purchase of 45,000 shares of common stock issuable to the stockholder in consideration of accounting and other related services rendered. Such warrants are exercisable during a four-year period commencing December 31, 1998 at an exercise price of $3.25 per share.

(3) Represents warrants for the purchase of 250,000 shares of common stock during the four year period commencing January 15, 1999 at an exercise price of $1.00 per share in consideration of business sales and promotion services rendered.


      Wayne Robbins is the sole owner of ICC Consulting, Inc. Jon A. Piazza, Jr. is the sole owner of Northeastern Fibercom. Robert Dinollo is the sole owner of Horizon Fiber. Jacquelyn Richardson is the sole owner of Scofield Dennison Corp.

                              CERTAIN TRANSACTIONS


      In 1997, Log On America, Inc., a Rhode Island corporation, sold 100% of its assets to System 4, Inc., a Delaware corporation and a wholly owned subsidiary of Global Telemedia International, Inc., and agreed to change its name to Tekcom, Inc. In consideration of the sale, Global Telemedia agreed to assume all of the Rhode Island corporation's outstanding liabilities and to pay the Rhode Island corporation's shareholders, on the third anniversary date of the purchase, 20% of the value of all of the Rhode Island corporation's business as of that date. After the transfer of assets and liabilities to System 4, Inc., System 4 changed its name to Log On America, Inc.


      Wan Secure, Inc. was organized in Delaware in January 1998 to purchase 100% of the successor to System 4's outstanding capital from Global Telemedia. As a result, we became a wholly owned subsidiary of Wan Secure. In consideration for the purchase, Wan Secure executed a promissory note in the amount of $100,000 to Global Telemedia. David Paolo, our president and Wan Secure's majority shareholder, personally guaranteed this promissory note. In September 1998, Wan Secure effected a merger with and into LOA whereby Wan Secure was the survivor. Simultaneously with the merger, Wan Secure, a Delaware corporation, changed its name to Log On America, Inc.

      In and around February 1998, 100% of the shareholders of Tekcom, Inc., formerly the Rhode Island corporation, agreed to surrender and release their rights and claims to 20% of the value of the Delaware Log On America's business as of the third anniversary date of Global Telemedia's purchase. As consideration for this surrender and release, Tekcom shareholders received an aggregate of 795,130 shares of the Delaware Log On America's common stock. In July 1998, Global Telemedia accepted $25,000 in settlement of the $100,000 Wan Secure note.

      In May 1998, David R. Paolo, our president and CEO, and Raymond Paolo, one of our officers and directors, executed promissory notes to us in the amounts of $77,617.80 and $47,859.41, respectively. Under the terms of the notes, we agree to forgive 25% of the principal amount for each note per year. Accordingly, the notes will be completely forgiven in 2002. The notes do not bear any interest.

      We currently have office space in Cambridge, Massachusetts of less than 500 square feet under a verbal arrangement with Snap Dragon Technologies, Inc., a customer of ours. In consideration of the use of our customer's office, we provide discounted services of up to $500 per month to the customer. We use the office to service our clients located in Massachusetts.

                            DESCRIPTION OF SECURITIES

      The following section does not purport to be complete and is qualified in all respects by reference to the detailed provisions of our Certificate of Incorporation and By-laws, copies of which have been filed with our registration statement of which this prospectus forms a part.

      Our authorized capital stock consists of 20,000,000 shares of common stock, $.01 par value. As of December 31, 1998, 4,610,716 shares of common stock were issued and outstanding. As of this date, there were 64 record holders of our common stock. We are not authorized to issue preferred stock.

Common Stock

      Shares of our common stock are entitled to one vote per share, either in person or by proxy, on all matters that may be voted upon by the owners of our shares at meetings of our shareholders. There is no provision for cumulative voting with respect to the election of directors by the holders of common stock. Therefore, the holders of more than 50% of our shares of outstanding common stock can, if they choose to do so, elect all of our directors. In this event, the holders of the remaining shares of common stock will not be able to elect any directors.

      The holders of common stock:

o have equal rights to dividends from funds legally available therefore, when and if declared by our board of directors;

o are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs; and

o do not have preemptive rights, conversion rights, or redemption of sinking fund provisions.

      The outstanding shares of our common stock are duly authorized, validly issued, fully paid and nonassessable.

Warrants

      We currently have 1,095,000 common stock purchase warrants outstanding. Of these 1,095,000 warrants (a) 1,000,000 are held in the aggregate by four beneficial owners and are exercisable during the five- year period commencing January 15, 1999 at an exercise price of $1.00; (b) 50,000 are held by one beneficial owner and are exercisable during the five-year period commencing December 31, 1998 at an exercise price of $3.50 per share; and (c) 45,000 are held by one beneficial owner and are exercisable during the four-year period commencing December 31, 1998 at an exercise price of $3.25 per share. The shares of common stock underlying the warrants contain piggyback registration rights, which the holders have waived with respect to this offering and the twelve-month period following completion of this offering.

Placement Agent Warrants

      We issued warrants to our placement agent, Security Capital Trading, Inc., in connection with a private placement of our securities between November and December 1998. These warrants provide for the purchase of:

o 13,076 shares of our common stock upon the exercise of warrants granted on December 3, 1998, which warrants are exercisable during the four-year period commencing December 3, 1999 and expiring December 3, 2003 at an exercise price of $3.90 per share; and

o 23,845 shares of our common stock upon the exercise of warrants granted on December 23, 1998, which warrants are exercisable during the four-year period commencing December 23, 1999 and expiring December 23, 2003 at an exercise price of $3.90 per share.

      The warrants provide for piggyback and demand registration rights and contain anti-dilution provisions.

Representative's Warrants


      We have agreed to sell to the representative, upon closing of this offering, warrants for the purchase of 220,000 shares of our common stock. The representative's warrants may be purchased for an aggregate of $22. The representative's warrants are exercisable at a price equal to 120% of the common stock initial public offering price. The representative's warrants are exercisable during the four-year period commencing one year from the date of issuance. The representative's warrants contain provisions to protect the holders against dilution. The exercise price and number of shares of common stock and representative's warrants purchasable will be subject to adjustment under certain circumstances, including, but not limited to, stock dividends, stock splits, mergers, acquisitions and recapitalization.


      In accordance with the terms of the representative's warrants, we have agreed that for a period of five years commencing on the date of this prospectus, we will on one occasion, upon written demand of the holders of a majority of the representative's warrants, register for sale in a public offering under the Securities Act all or any portion of the securities issuable upon exercise of the representative's warrants. Any registration of this type would be at our expense. We have also agreed to include the underlying securities in any appropriate registration statement that we file during the five years following the date of this prospectus.

Transfer Agent

      We intend to appoint Continental Stock Transfer & Trust Company as the transfer agent and registrar for our shares of our common stock.

                              SELLING STOCKHOLDERS

      The registration statement, of which this prospectus forms a part, also relates to our registration, for the account of the selling stockholders, of an aggregate of 1,896,116 shares of common stock and 1,131,921 shares of common stock underlying warrants. The representative is not underwriting the selling stockholders' shares The selling stockholders agreed not to directly or indirectly offer, sell, transfer or otherwise encumber or dispose of any of their common stock for a period of twelve months after the date of this prospectus. See "Shares Eligible for Future Sale" and "Underwriting."

      The sale of the selling stockholders' shares by the selling stockholders may be effected from time to time in transactions, which may include block transactions by or for the account of the selling stockholders, in the over-the-counter market or in negotiated transactions, or through the writing of options on the selling stockholders' shares, a combination of these methods of sale, or otherwise. Sales may be made at fixed prices which may be changed, at a market prices prevailing at the time of sale, or at negotiated prices.

      The selling stockholders may effect the transactions by selling the selling stockholders' shares directly to purchasers, through broker\dealers acting as agents for the selling stockholders, or to broker\dealers who may purchase shares as principals and thereafter sell the selling stockholders' shares from time to time in the over-the-counter market, in negotiated transactions, or otherwise. These broker\dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchaser for whom which broker-dealers may act as agents or to whom they may sell as principals or both, which compensation as to a particular broker-dealer may be in excess of customary commissions.

      The selling stockholders and broker-dealers, if any, acting in connection with these sales might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act. Any commission they receive and any profit upon the resale of the securities might be deemed to be underwriting discounts and commissions under the Securities Act.

      Sales of any shares of common stock by the selling stockholders may depress the price of the common stock in any market that may develop for the common stock.


      The following table sets forth information known to us regarding ownership of our common stock by each of the selling stockholders as of April 1, 1999 and as adjusted to reflect the sale of shares offered by this prospectus. Other than the following persons, none of the selling stockholders has had any position with, held any office of, or had any other material relationship with us during the past three years. Selling stockholders who have, or have had, material relationships with us during the past three years include:


o Paul Phillips and Deborah Stevenson - both of whom were prior directors of us;

o     Shastri Divakaruni - our director;

o Security Capital Trading, Inc., our placement agent for our December 1998 private placement;

o     Kenneth M. Cornell, our chief financial officer;

o Michael Freedman, an associate with our counsel, Silverman, Collura, Chernis & Balzano, P.C.; and

o Dalia Silverman, the wife of Peter R. Silverman who is a partner with Silverman, Collura, Chernis & Balzano.

      We believe, based on information supplied by the following persons, that the persons named in this table have sole voting and investment power with respect to all shares of common stock which they beneficially own. The last column in this table assumes the sale of all of our shares offered in this prospectus.

                                  Shares Owned                                        Shares Owned
                               Prior to Offering              Common Stock            After Offering
Names of Selling               -----------------              Offered By              --------------
Stockholders                        Number                    Beneficial Owner        Number       Percent
------------                        ------                    ----------------        ------       -------
Robert A. Schattle                    52,500                      52,500                   0           0
Brian C. Schattle                     50,000                      50,000                   0           0
Donald J. Schattle                   207,500                     207,500                   0           0
Vivian A. Tamburini                    7,500                       7,500                   0           0
Arthur G. Schattle                    10,000                      10,000                   0           0
 and Sheila M. Schattle JT
Marilyn Henderson                    375,000                     375,000                   0           0
Fred Stolle                          200,000                     200,000                   0           0
Anthony Cattani                       27,000                      27,000                   0           0
John K. Greim, Sr.                    64,000                      64,000                   0           0
Victor Calderone                      32,400                      32,400                   0           0
Robert and Shirley Henebury           20,250                      20,250                   0           0
Paul Phillips                         13,500                      13,500                   0           0
Equity Mortgage                       13,500                      13,500                   0           0
Ernest Hoffer                         13,500                      13,500                   0           0
John Greim, Jr.                       13,500                      13,500                   0           0
Joseph DiGianfilippo                  13,500                      13,500                   0           0
Betty and Anthony Fiorillo            13,500                      13,500                   0           0
Shannon Love Eldridge                 13,500                      13,500                   0           0
Peter Florio                          20,250                      20,250                   0           0
Steven Marino                         27,000                      27,000                   0           0
Mark and Deborah Stevenson            27,000                      27,000                   0           0
Vincent Cipriano                      27,000                      27,000                   0           0
Karen S. Kelly                        10,000                      10,000                   0           0
Deborah L. Peacock                   100,000                     100,000                   0           0
Robert M. Kessler                     50,000                      50,000                   0           0
Michael Lombardi                       4,500                       4,500                   0           0
James and Cindy Dugan                  4,500                       4,500                   0           0
Mitchell Cheek                         4,500                       4,500                   0           0
David Forsley                          4,500                       4,500                   0           0

                                  Shares Owned                          Shares Owned
                               Prior to Offering     Common Stock       After Offering
Names of Selling               -----------------     Offered By         --------------
Stockholders                        Number           Beneficial Owner   Number       Percent
------------                        ------           ----------------   ------       -------
Thomas O'Donnell                       2,500              2,500              0           0
Mail Processing Concepts               4,500              4,500              0           0
Raymond T. Mancini                    50,000             50,000              0           0
Donald St. Angelo                     25,000             25,000              0           0
Richard St. Angelo                    25,000             25,000              0           0
Charles E. Casale                     30,768             30,768              0           0
Deborah Lee                           15,384             15,384              0           0
Eugene I. Meyers                      23,076             23,076              0           0
Clyde D. Adams    TTEE                15,384             15,384              0           0
 Adams Revocable Trust
Wayne B. Peacock                      15,384             15,384              0           0
Larry H. Pallini                      15,384             15,384              0           0
Joseph D. DiMase TTEE                 15,384             15,384              0           0
 Money Purchase Pension Plan
Louis J. Petrillo and
Anna Marie Mariniello JT               7,692              7,692              0           0
Shirley Lynn Gasbarro Trust           15,384             15,384              0           0
Faustin M. Kabwe                      15,384             15,384              0           0
Michel Van Lierde                     15,384             15,384              0           0
Dr. Christoph Ludz                    15,384             15,384              0           0
Robert Standaert                       7,692              7,692              0           0
Paul J. Gardella and                  30,768             30,768              0           0
 Mark Edelsberg   as Tenants
 In Common
Shaji Ravindranathan and               7,692              7,692              0           0
Paul K. Chang as Tenants
 In Common
Robert F. Tierney and
 Corinne M. Tierney JT                15,384             15,384              0           0
Kleopatra Georgiades                  15,384             15,384              0           0
Dalia Silverman                       15,384             63,384(1)           0           0
Edward Miller and
 Diane Miller JT                       7,692              7,692              0           0
Stuart Cohen and
 Paul Waltzer as Tenants in
 Common                               15,384             15,384              0           0
Robert Manheimer                      15,384             15,384              0           0
Dr. Kenneth Barton                     7,692              7,692              0           0
Girolamo Sorbara                      15,384             15,384              0           0
Amar C. Amar                           3,846              3,846              0           0
R. Shastri Divakaruni                  3,846              3,846              0           0
LOA Investment LLC                     7,692              7,692              0           0
Security Capital Trading, Inc.        36,921             36,921(2)           0           0
ICC Consulting, Inc.                 250,000            250,000(3)           0           0
Scofield Dennison Corp.              250,000            250,000(3)           0           0
Northeastern Fibercom                250,000            250,000(3)           0           0
Horizon Fiber, Inc.                  250,000            250,000(3)           0           0
Michael H. Freedman                    2,000              2,000(4)           0           0
Kenneth M. Cornell                    45,000             45,000(5)           0           0

(1) Includes 48,000 shares of common stock underlying a warrant exercisable during the five year period commencing December 31, 1998 at an exercise price of $3.50 per share.

(2) Represents shares of common stock underlying warrants for the purchase of 36,921 shares of common stock exercisable during the four-year period commencing December 1999 at an exercise price of $3.90 per share.

(3) Represents shares of common stock underlying warrants for the purchase of 250,000 shares of common stock during the five-year period commencing January 15, 1999 at an exercise price of $1.00 per share.

(4) Represents shares of common stock underlying a warrant for the purchase of 2,000 shares of common stock exercisable during the five-year period commencing December 31, 1998 at an exercise price of $3.50 per share.

(5) Represents shares of common stock underlying a warrant for the purchase of 45,000 shares of common stock during the four-year period commencing December 31, 1998 at an exercise price of $3.25 per share.

                         SHARES ELIGIBLE FOR FUTURE SALE

      Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of common stock in the public market, or the availability of shares for sale, could adversely affect the prevailing market price of our common stock and our ability to raise capital through an offering of equity securities. As of the date of this prospectus, we have approximately 70 holders of our common stock.


      Upon completion of this offering, we will have 6,810,716 shares of common stock outstanding, assuming no exercise of outstanding warrants or the underwriter's over-allotment option. After the offering, 4,096,116 of the 6,810,716 shares of common will be immediately tradeable without restriction under the Securities Act, except for any shares purchased by an "affiliate" of ours, as that term is defined in the Securities Act. Affiliates will be subject to the resale limitations of Rule 144 under the Securities Act. In addition, an aggregate of 1,131,921 shares, issuable upon the exercise of outstanding warrants will be immediately tradeable without restriction upon the completion of this offering, subject to the lock-up agreements described below.


      We issued the remaining 2,714,600 shares of common stock in private transactions in reliance upon one or more exemptions contained in the Securities Act. These shares will be deemed "restricted securities" as defined in Rule 144. All of these restricted securities have been held for more than one year as of the date of this prospectus. Therefore, all of these shares will be eligible for public sale beginning 90 days after the date of this prospectus in accordance with the requirements of Rule 144, subject to the lock-up agreements described below.

      In general, under Rule 144, a stockholder, or stockholder whose shares are aggregated, who has beneficially owned "restricted securities" for at least one year will be entitled to sell an amount of shares within any three month period equal to the greater of:

o     1% of the then outstanding shares of common stock, or

o the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the commission, provided certain requirements are satisfied.

      In addition, our affiliates must comply with additional requirements of Rule 144 in order to sell shares of common stock, including shares acquired by affiliates in this offering. Under Rule 144, a stockholder who had not been our affiliate at any time during the 90 days preceding a sale by him, would be entitled to sell those shares without regard to the Rule 144 requirements if he owned the restricted shares of common stock for a period of at least two years.


      All of our stockholders and our warrant holders have entered into lock-up agreements whereby they agreed to not directly or indirectly, offer, sell, pledge, grant any option to purchase, or otherwise sell or dispose of any of our shares for a period of twelve months after the offering without the prior written consent of Dirks & Company.

                                  UNDERWRITING

      The underwriters named below, for whom Dirks & Company, Inc. is acting as representative, have severally agreed, subject to the terms and conditions contained in the underwriting agreement, to purchase from us, and we have agreed to sell to the underwriters on a firm commitment basis, the respective number of shares of common stock set forth opposite their names:

                                                                   Number of
Underwriters                                                         Shares
------------                                                         ------

Dirks & Company, Inc..........................................
     Total....................................................      2,200,000


      The underwriters are committed to purchase all the securities offered by this prospectus, if any of the securities are purchased. The underwriting agreement provides that the obligations of the several underwriters are subject to the conditions specified in the underwriting agreement.

      The representative is not underwriting the selling stockholders' shares in connection with this offering. The selling stockholders may sell their shares from time to time in transactions, which may include block transactions by or for the account of the selling stockholders, in the over-the-counter market or in negotiated transactions or through the writing of options on the selling stockholders shares, a combination of these methods of sale, or otherwise. Sales may be made at fixed prices which may be changed at market prices prevailing at the time of sale, or at negotiated prices.

      The representative has advised us that it initially proposes to offer the common stock to the public at the public offering price set forth on the cover page of this prospectus, and to certain dealers concessions not in excess of $______ per share of common stock. The dealers may reallow a concession not in excess of $______ per share of common stock to certain other dealers. After completion of the offering, the public offering price, concessions and reallowances may be changed by the representative. The representative has informed us that it does not expect sales to discretionary accounts by the representative to exceed five percent of the shares of common stock offered by us in this prospectus.


      We have granted to the underwriters an over-allotment option, exercisable during the 45-day period from the date of this prospectus, to purchase from us up to an additional 330,000 shares of common stock at the initial public offering prices, less underwriting discounts and the non-accountable expense allowance. This option may be exercised only for the purpose of covering over-allotments, if any, incurred in the sale of the shares of common stock. To the extent this option is exercised in whole or in part, each underwriter will have a firm commitment, subject to certain conditions, to purchase the number of the additional shares of common stock proportionate to its initial commitment.

      We have agreed to pay to the representative a non-accountable expense allowance equal to three percent of the gross proceeds derived from the sale of the shares of common stock underwritten, of which $50,000 has been paid to date. We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act. The commission has advised us that this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


      Our directors and executive officers, all other holders of shares of common stock, and all holders of warrants to acquire shares of common stock, have agreed not to, directly or indirectly, offer, sell or otherwise dispose of any shares of common stock for a period of twelve months following the date of this prospectus, without the prior written consent of the representative. An appropriate legend shall be placed on the certificates representing the securities. The representative has no general policy with respect to the release of shares prior to the expiration of the lock-up period and has no present intention to waive or modify any of these restrictions on the sale of our securities.

      In connection with this offering, we have agreed to sell to the representative, and/or its designees, for nominal consideration, representative's warrants to purchase up to 220,000 shares of our common stock. The representative's warrants are initially exercisable at any time during a period of four years beginning one year from the date of the prospectus at a price of 120% of the initial public offering price per share of common stock. The representative's warrants provide for adjustment in the number of securities issuable upon the exercise thereof as a result of certain subdivisions and combinations of the common stock. The representative's warrants grant to the holders certain rights of registration for the securities issuable upon exercise thereof. In addition, the representative's warrants may not be sold, transferred, assigned, hypothecated or otherwise disposed of, in whole or in part, for a period of one year from the date of the prospectus, except to officers of the representative.


      We have has also granted to the representative, the right, for a period of five years from the closing of the offering, to nominate a designee of the representatives for election to our board of directors. Our officers, directors and principal shareholders have agreed to vote their shares in favor of this designee.

      In connection with this offering, certain underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the securities. The transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which the persons may bid for or purchase our common stock for the purpose of stabilizing their respective market prices. The underwriters also may create a short position for the account of the underwriters by selling more shares of common stock in connection with the offering than they are committed to purchase from us. In that case they may purchase shares of common stock in the open market following completion of the offering to cover all or a portion of the short position. The underwriters may also cover all or a portion of the short position, up to 330,000 shares of common stock, by exercising the over-allotment option referred to above.


      In addition, the representative may impose "penalty bids" under contractual arrangements with the underwriters whereby it may reclaim from an underwriter, or dealer participating in the offering, for the account of other underwriters, the selling concession with respect to the shares of common stock that are distributed in the offering but was subsequently purchased for the account of the underwriters in the open market.

      Any of the transactions described in this paragraph may result in the maintenance of the prices of the shares of common stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

      Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price of the common stock has been determined by negotiation between the us and our representative and does not necessarily bear any relationship to our asset value, net worth or other established criteria of value. The factors considered in these negotiations, in addition to prevailing market conditions, included the history of and prospects for the industry in which we compete, an assessment of our management, our prospects, our capital structure and other factors as were deemed relevant.

      Dirks & Company commenced operations in July 1997. Dirks & Company has co-managed only three public offerings of securities. Accordingly, the representative has only limited experience as an underwriter of the public offering of securities.


      We undertake to disclose, by filing "sticker" supplements to this prospectus, if the representative enters into any transactions with the selling stockholders, or waives the lock-ups applicable to the selling stockholders, if these transactions involve in the aggregate from 5% to 10% of the total amount of the registered selling stockholders' securities. We will file a post-effective amendment to this registration statement if these transactions involve over 10% of the total amount of the selling stockholders' securities. Accordingly, we will file a supplement if the representative releases 151,402 to 302,804 of the selling securityholders' securities from the lock-up, and a post-effective amendment if the representative releases over 302,804 of the securities from the applicable lock-up provisions. The supplement or post-effective amendment will be filed within 5 business days of the agreement to release the applicable securities.


      The foregoing is a summary of the principal terms of the agreements described above and does not purport to be complete. Reference is made to a copy of each agreement that is filed as an exhibit to the registration statement of which this prospectus is a part.

                                  LEGAL MATTERS

      The validity of the common stock being offered in this prospectus will be passed upon for us by Silverman, Collura, Chernis & Balzano, P.C. Orrick, Herrington & Sutcliffe LLP is acting as counsel for the representatives in connection with this offering. We have granted warrants for the purchase of an aggregate of 50,000 shares of our common stock to certain designees of our counsel. These warrants are exercisable during the five year period commencing December 31, 1998 at an exercise price of $3.50 per share.

                                     EXPERTS

      Tauber & Balser, P.C., independent certified accountants, have audited our financial statements included in this registration statement for the years ended December 31, 1998 and 1997. Its report appears elsewhere in this prospectus. The financial statements have been included in reliance upon that report and upon the authority of the firm as experts in accounting and auditing.

                              LOG ON AMERICA, INC.

                                TABLE OF CONTENTS

                                                                         Pages
                                                                         -----

INDEPENDENT AUDITORS' REPORT                                               1

BALANCE SHEET                                                              2

STATEMENTS OF OPERATIONS                                                   3

STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)                            4

STATEMENTS OF CASH FLOWS                                                 5-6

NOTES TO FINANCIAL STATEMENTS                                           7-12

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders
Log On America, Inc.
Providence, Rhode Island

We have audited the accompanying balance sheet of Log On America, Inc. as of December 31, 1998 and the related statements of operations, stockholders' equity (deficiency) and cash flows for the years ended December 31, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Log On America, Inc. as of December 31, 1998, and the results of its operations and its cash flows for the years ended December 31, 1998 and 1997, in conformity with generally accepted accounting principles.

                                             /s/ Tauber & Balser, P.C.

Atlanta, Georgia
February 12, 1999

                              LOG ON AMERICA, INC.
                                  BALANCE SHEET

                                DECEMBER 31, 1998

                                     ASSETS

CURRENT ASSETS
   Cash                                                               $  630,131

   Accounts receivable, net of allowance for doubtful
     accounts of $16,239                                                 93,160
   Other current assets                                                   5,566
                                                                     ----------

       TOTAL CURRENT ASSETS                                             728,857
                                                                     ----------

PROPERTY & EQUIPMENT, net of accumulated depreciation
   of $163,867                                                           71,845

OTHER ASSETS

     Goodwill, net of accumulated amortization of $69,67                237,060
     Notes receivable - officer                                          98,533
     Deposits                                                               705
                                                                     ----------

                                                                        336,298
                                                                     ----------

TOTAL ASSETS                                                         $1,137,000
                                                                     ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

     Note payable                                                    $   16,541
     Accounts payable                                                   428,575
     Accrued expenses                                                    35,496
                                                                     ----------

         TOTAL CURRENT LIABILITIES                                      480,612
                                                                     ----------

STOCKHOLDERS' EQUITY

     Common Stock, $.01 par value; authorized 20,000,000 shares,

         4,610,716 issued and outstanding                                21,763
     Additional paid-in capital                                       1,056,688
     Accumulated deficit                                               (422,063)
                                                                     ----------

         TOTAL STOCKHOLDERS' EQUITY                                     656,388
                                                                     ----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                           $1,137,000
                                                                     ==========

   The accompanying notes are an integral part of these financial statements.

                              LOG ON AMERICA, INC.
                            STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 and 1997

                                                         1998           1997
                                                     ------------   ------------

REVENUES
   Dial up                                           $   238,154    $   123,680
   Dedicated access service                              437,083        172,734
   Web services                                           67,601         41,895
   Other                                                  17,040         13,251
                                                     -----------    -----------

       Total Revenues                                    759,878        351,560
                                                     -----------    -----------

OPERATING EXPENSES
   Communication and internet services                   403,508        138,524
   General and administrative                            776,389        491,060
                                                     -----------    -----------

       Total Operating Expenses                        1,179,897        629,584
                                                     -----------    -----------

OPERATING LOSS                                          (420,019)      (278,024)
                                                     -----------    -----------

OTHER INCOME (EXPENSE)
   Interest expense                                       (2,165)        (1,977)
   Interest income                                           121           --
                                                     -----------    -----------

                                                          (2,044)        (1,977)
                                                     -----------    -----------

NET LOSS                                             $  (422,063)   $  (280,001)
                                                     ===========    ===========

WEIGHTED AVERAGE COMMON SHARES USED IN
   COMPUTING BASIC AND DILUTED LOSS PER SHARE          3,853,265      2,434,600
                                                     -----------    -----------

BASIC AND DILUTED LOSS PER COMMON SHARE              $      (.11)   $      (.12)
                                                     ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                              LOG ON AMERICA, INC.
                 STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
                   THE YEARS ENDED DECEMBER 31, 1998 and 1997

                                                    Common Stock Issued    Additional                     Total
                                                    -------------------      Paid-In    Accumulated    Stockholders'
                                                   Shares      Par Value     Capital      Deficit   Equity (Deficiency)
                                                   ------      ---------     -------      -------   -------------------

BALANCE DECEMBER 31, 1996                               102    $ 154,200    $     --     $(335,198)   $  (180,998)

Acquisition of assets and assumptions of

     liabilities by Global Telemedia, Inc.             (102)    (154,200)         --       335,198        180,998
Capital infusion by parent company                      100      179,260          --          --          179,260
Net loss                                               --           --            --      (280,001)      (280,001)
                                                 ----------    ---------    ----------   ---------    -----------

BALANCE DECEMBER 31, 1997                               100      179,260          --      (280,001)      (100,741)

Acquisition of assets and assumption of

     liabilities by WAN Secure, Inc.                   (100)    (179,260)         --       280,001        100,741
Issuance of common stock to President             2,434,600         --            --          --             --
Issuance of common stocks for services               62,750          628         3,764        --            4,392
Issuance of common stock for notes                1,150,000       11,500        24,610        --           36,110
Issuance of common stock, net of issuing costs      644,216        6,443     1,021,484        --        1,027,927
Issuance of common stock for settlement of

     prior obligations                              319,150        3,192         6,830        --           10,022
Net loss                                               --           --            --      (422,063)      (422,063)
                                                 ----------    ---------    ----------   ---------    -----------

BALANCE DECEMBER 31, 1998                         4,610,716    $  21,763    $1,056,688   $(422,063)   $   656,388
                                                 ==========    =========    ==========   =========    ===========

   The accompanying notes are an integral part of these financial statements.

                              LOG ON AMERICA, INC.
                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 and 1997

                                                           1998          1997
                                                       ------------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:

   Net Loss                                            $  (422,063)   $(280,001)
                                                       -----------    ---------
   Adjustments:
       Stock issued for services                             4,392         --
       Stock issued for settlements of prior
         obligations                                        10,022         --
       Notes receivable forgiven related to stock
         issuance                                           36,110         --
       Notes receivable officer forgiven                    31,378         --
       Deprecation and amortization                         79,522       71,296
       Bad debt provision                                    3,516          903
       Changes in:
            Accounts receivable                            (37,074)     (46,808)
            Prepaid advertising                               --         20,000
            Other current assets                            (3,618)      (1,948)
            Accounts payable                               112,951      105,820
            Accrued expenses                               (65,138)      13,568
            Deferred revenue                               (21,073)      38,262
                                                       -----------    ---------
                Total Adjustments                          150,988      201,093
                                                       -----------    ---------

NET CASH USED IN OPERATING ACTIVITIES                     (271,075)     (78,908)
                                                       -----------    ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Acquisition of property and equipment                   (40,821)     (12,257)
   Payments on note receivable officer                     (51,378)     (78,533)
                                                        -----------    ---------

NET CASH USED BY INVESTING ACTIVITIES                      (92,199)     (90,970)
                                                       -----------    ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds of capital infusion by parent company             --        179,260
   Issuance costs                                         (447,073)        --
   Proceeds from sale of common stock                    1,475,000         --
   Payments on note payable                                (31,255)      (6,362)
   Payments on notes payable - related party                (3,267)      (3,200)
                                                       -----------    ---------

NET CASH PROVIDED BY FINANCING ACTIVITIES                  993,405      169,698
                                                       -----------    ---------

NET INCREASE IN CASH                                       630,131         --

CASH BEGINNING OF YEAR                                        --           --
                                                       -----------    ---------

CASH END OF YEAR                                       $   630,131    $    --
                                                       ===========    =========

                                  (continued)

                              LOG ON AMERICA, INC.
                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 and 1997
                                   (Continued)

                                                           1998        1997
                                                         --------    --------
SUPPLEMENTAL DISCLOSURES OF CASH INFORMATION:

     Cash paid for interest                              $  1,496    $  3,148
                                                         ========    ========

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING
  AND FINANCING ACTIVITIES:

Details of acquisition

     Fair value of assets acquired                       $362,665    $134,311
                                                         ========    ========

     Goodwill established                                $125,739    $180,998
                                                         ========    ========

     Liabilities assumed                                 $488,404    $315,309
                                                         ========    ========

   The accompanying notes are an integral part of these financial statements.

                              LOG ON AMERICA, INC.
                          NOTES TO FINANCIAL STATEMENTS
                   THE YEARS ENDED DECEMBER 31, 1998 and 1997

1. Summary of Significant Accounting Policies

Nature of Business and Operating History

Log On America, Inc. was incorporated in Rhode Island ("LOARI") in 1992 for the purposes of providing online and Internet related services. In 1997, LOARI sold 100% of its assets to Global Telemedia International, Inc. ("GTMI"), a Delaware corporation, and agreed to change its name to Tekcom, Inc. Tekcom remained a Rhode Island corporation with no operations. At the time of acquisition, GTMI was engaged in the marketing of telecommunication services. In consideration for the sale, GTMI agreed to (i) assume all outstanding liabilities of LOARI; and
(ii) pay LOARI shareholders 20% of the value of all LOARI business on the third anniversary of the purchase ("Contingent Sum"). Subsequently, GTMI formed System 4, Inc., a wholly owned Delaware subsidiary, in which to transfer the LOARI assets and liabilities. System 4, Inc. was incorporated for the purpose of providing online internet and related services. In July 1997, System 4, Inc. changed its name to Log On America, Inc. ("LOA").

Wan Secure, Inc. ("WS") was organized in Delaware in January 1998 by the former president of LOARI to purchase 100% of the outstanding capital stock of LOA from GTMI. Pursuant to such acquisition, LOA became a wholly owned subsidiary of WS. In September 1998, WS effected a merger with and into LOA whereby WS was the survivor. Simultaneously with the merger, WS changed its name to Log On America, Inc, and it continues to provide online and internet related services. The results of operations for the entire year of WS are included in the 1998 financial statements as the acquisition occurred at the beginning of the year.

Fair Value of Financial Instruments

All financial instruments reported as current assets and liabilities are carried at cost, which approximates fair value because of the short maturity of those instruments.

Credit Risk

The Company's accounts receivable potentially subject the Company to credit risks as collateral is generally not required. The Company's risk of loss is limited due to advance billings to customers for services, the use of pre-approved charges to customer credit cards, and the ability to terminate access on delinquent accounts.

Property and Equipment

Property  and  equipment  are  recorded  at  cost,  and  depreciated   using  an
accelerated method over the estimated useful lives of the assets, commencing when the assets are installed or placed in service.

                              LOG ON AMERICA, INC.
                          NOTES TO FINANCIAL STATEMENTS
                   THE YEARS ENDED DECEMBER 31, 1998 and 1997

1. Summary of Significant Accounting Policies, continued

Goodwill

Goodwill is the excess of the fair value of liabilities assumed over the fair value of identifiable net assets acquired in business combinations accounted for as purchases. Goodwill is amortized on a straight-line basis over 7 years. Amortization expense for the years ended December 31, 1998 and 1997 was $43,819 and $25,857, respectively.

Revenue Recognition

The Company recognizes revenue when services are provided. Services are generally billed one month in advance. Advance billings and collections relating to future access services are recorded as deferred revenue and recognized when revenue is earned.

Advertising Expense

Advertising expense includes the cost of sales brochures, print advertising in trade publications and trade shows. The cost of advertising is expensed as incurred. Advertising expense for the years ended December 31, 1998 and 1997 was $36,515 and $64,820, respectively.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from these estimates.

Net Loss Per Share

In February 1997, the Financial Accounting Standards Board issued SFAS No. 128 (SFAS No. 128), Earnings Per Share, which established new standards for computing and presenting earnings per share. SFAS No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earning per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of stock options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share.

All loss per share amounts have been presented to conform to the SFAS No. 128 presentation. Stock options and warrants have not been included in the computation of diluted loss per share as the computation would not be dilutive.

For additional disclosure regarding stock options and warrants see Note 8.

                              LOG ON AMERICA, INC.
                          NOTES TO FINANCIAL STATEMENTS
                   THE YEARS ENDED DECEMBER 31, 1998 and 1997

2. Notes Receivable - Officers

Notes receivable - officers consisted of unsecured amounts loaned to officers of the Company in the amount of $98,533 at December 31, 1998. In May 1998, David R. Paolo, the Company's President and CEO, and Raymond Paolo, an officer and director, executed promissory notes to the Company in the amounts of $77,617 and $47,859, respectively ("Paolo Notes"). Pursuant to the terms of the Paolo Notes, the Company agrees to forgive 25% of the principal amount for each note per year if the officers remain employed by the Company. If employment is terminated, the notes become immediately due and payable. In 1998, $31,378 was released and reported as salaries to the Paolos.

3. Property and Equipment

Property and equipment at December 31, 1998 consist of the following:

Computer, telecommunications and office equipment                       $223,758
Leasehold improvements                                                    11,954
                                                                        --------
                                                                         235,712
Less accumulated depreciation                                            163,867
                                                                        --------
                                                                        $ 71,845
                                                                        ========

Depreciation expense for the years ended December 31, 1998 and 1997 was $35,703 and $45,439, respectively.

4. Accrued Expenses

Accrued expenses at December 31, 1998 consist of the following:

Accrued expenses                                                         $18,307
Deferred revenue                                                          17,189
                                                                        --------
                                                                        $ 35,496
                                                                        ========

                              LOG ON AMERICA, INC.
                          NOTES TO FINANCIAL STATEMENTS
                   THE YEARS ENDED DECEMBER 31, 1998 and 1997

5. Notes Payable

Notes payable at December 31, 1998 consist of the following:

Note payable to Small Business Loan Fund
Corporation at 6.98%,  due October 1999,
interest and principal  payable  monthly
in the amount of $594, with balance due
at maturity                                                            $16,541
                                                                       =======

6. Income Taxes

Deferred income taxes and the related valuation allowances result from the potential tax benefits of tax carryforwards. The Company has recorded a valuation allowance to reflect the uncertainty of the ultimate utilization of the deferred tax asset as follows:

Deferred tax asset                                                    $180,220
Less valuation allowance                                               180,220
                                                                      --------
Net deferred tax assets                                               $   --
                                                                      ========

Net operating loss carryforwards of approximately $422,000 arising in 1998 expire in 2018.

7. Lease Commitments

The Company leases office space and equipment under operating leases expiring in 1999. Rental expense was $74,553 and $50,700 for the years ended December 31, 1998 and 1997, respectively. The minimum rental payments due in 1999 are $23,961.

The Company leases office space in Massachusetts of less than 500 square feet under a verbal arrangement with a customer. In consideration of the use of its customer's office, the Company provides discounted services to the customer. The office is used to service clients located in Massachusetts.

                              LOG ON AMERICA, INC.
                          NOTES TO FINANCIAL STATEMENTS
                   THE YEARS ENDED DECEMBER 31, 1998 and 1997

8. Stock Options and Warrants

The Company applies the intrinsic-value-based method in accounting for stock options for employees as prescribed by Accounting Principals Board No. 25, "Accounting for Stock Issued to Employees." It also applies the fair value method for stock options issued to consultants. Accordingly, compensation expense is recognized for employees only when options are granted with a discounted exercise price. For 1998, the exercise price for all of the Company's stock options issued equaled or exceeded the market price of the underlying stock on the grant date. In addition, for options issued to consulants, other consideration was paid or received by the recipient for each of the instances when options were granted. Accordingly, the Company has determined that the fair value of the options granted was nominal and no compensation expense was recognized.

The following table summarizes option activity during 1998:

                                                                Weighted-Average
                                                     Shares      Exercise Price
                                                     ------      --------------

Outstanding at beginning of the year                    --         $     --
Granted                                            1,131,922            1.32
                                                   ---------       ---------
Outstanding at end of the year                     1,131,922        $   1.32
                                                   =========        ========

The following table summarizes information about the options outstanding at December 31, 1998:

Range of exercise price                                          $1.00-$3.90

Weighted-average remaining contract life                             5 years

Weighted-average exercise price                                        $1.32

All options outstanding at December 31, 1998 are exercisable.

On January 4, 1999, the Board of Directors authorized the granting of options for up to an additional 1,000,000 shares of Common Stock to officers, directors, and employees and certain consultants at a strike price at 85% to 90% of market value.

                              LOG ON AMERICA, INC.
                          NOTES TO FINANCIAL STATEMENTS
                   THE YEARS ENDED DECEMBER 31, 1998 and 1997

9. Common Stock Transactions

During the first quarter of 1998, the Company issued 795,130 shares of common stock in settlement of an agreement with the shareholders of a predecessor company, LOARI, which changed its name to Tekcom. Charges to expense related to the transaction were $10,022, which was calculated based on the fair value of the stock at the date the obligation was settled.

In January, 1998 the board of directors of Wan Secure, Inc. approved a change in authorized common stock from 1,000 shares at no par value to 5,000,000 shares, subsequently increased to 20,000,000 shares, at $.01 par value. Simultaneously, the President of the Company and then sole shareholder exchanged his 1,000 shares for 1,958,620 shares of the newly authorized $.01 par value stock. In addition, the President received 475,980 shares of stock issued as a result of the settlement with the Tekcom Contingent Sum holders.

10. Employment Agreements

The Company has employment agreements through 2003 with David R. Paolo, President and CEO and Raymond Paolo, an officer and director. The agreements call for an annual increase of base compensation of 10%, and include provisions for performance based bonuses. The Company's commitment for base compensation under the agreements was $1,302,833 at December 31, 1998.

11. Acquisitions

In January 1998, the Company acquired from GTMI, all of the assets and liabilities of LOA. The transaction was recorded using the purchase method of accounting. In accordance with the provisions of APB No. 16, all identifiable assets acquired, including identifiable intangible assets, were assigned a portion of the purchase price on the basis of their fair values. In connection with the acquisition, the Company issued a note payable to GTMI in the amount of $100,000, which was personally guaranteed by David Paolo, President and CEO. In July 1998, GTMI accepted $25,000 for full satisfaction of the note. Based on the settlement amount of the note, the Company has recorded $25,000 as consideration paid for the purchase. The purchase price was allocated as follows:

Assets purchased                                             $   362,665
Liabilities assumed                                          $  (488,404)
Goodwill                                                     $   125,739

During 1997, the Company acquired all of the assets and liabilities of Log On America, Inc. (a Rhode Island corporation.) The transaction was recorded using the purchase method of accounting. In accordance with the provisions of APB No. 16, all identifiable assets acquired, including identifiable intangible assets, were assigned a portion of the purchase price on the basis of their fair values. No consideration was paid. The details of the purchase are as follows:

Assets purchased                                             $   134,311
Liabilities assumed                                          $  (315,309)
Goodwill                                                     $   180,998

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful. The information in this prospectus is current only as of the date of this prospectus.

                              Log On America, Inc.


                        2,200,000 Shares of Common Stock


                              DIRKS & COMPANY, INC.

                                     , 1999

Until _____________, 1999 (25 days after the date of this prospectus) all dealers that buy, sell or trade these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


         SEC Registration Fee                                        $16,185.27
         Nasdaq National Market System Listing Fee                   $ 35,000
         NASD Filing Fee                                             $  4,676
         Printing and Engraving Expenses                             $ 75,000*
         Legal Fees and Expenses                                     $125,000*
         Accounting Fees and Expenses                                $ 50,000*
         Transfer Agent's Fees and Expenses                          $ 10,000*
         Blue Sky Fees and Expenses                                  $ 35,000*
         Miscellaneous Expenses                                      $ 10,000*
                                                                     --------
                  TOTAL                                              $360,861*


      *Estimated

      The Selling Stockholders will not pay any portion of the foregoing expenses of issuance and distribution.

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      LOA's Certificate of Incorporation, as amended and Amended Bylaws limit the liability of directors and officers to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, including gross negligence, except liability for (i) breach of the directors' duty of loyalty; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) the unlawful payment of a dividend or unlawful stock purchase or redemption, and
(iv) any transaction from which the director derives an improper personal benefit. Delaware law does not permit a corporation to eliminate a director's duty of care, and this provision of LOA's Certificate of Incorporation has no effect on the availability of equitable remedies, such as injunction or rescission, based upon a director's breach of the duty of care.

      LOA is planning to enter into indemnification agreements with each of its current and future directors and officers which provide for indemnification of, and advancing of expenses to, such persons to the greatest extent permitted by Delaware law, including by reason of action or inaction occurring in the past and circumstances in which indemnification and the advancing of expenses are discretionary under Delaware law.

      LOA's Certificate of Incorporation authorizes LOA to purchase and maintain insurance for the purposes of indemnification. LOA intends to apply for directors' and officers' insurance, although there can be no assurance that LOA will be able to obtain such insurance on reasonable terms, or at all.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of LOA pursuant to the foregoing provisions, or otherwise, LOA has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Corporation Takeover Provisions

      Section 203 of the Delaware General Corporation Law

      LOA is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Under Section 203, certain "business combinations" between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an "interested stockholder" are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless (i) the corporation has elected in its original certificate of incorporation not to be governed by
Section 203 (LOA did not make such an election) (ii) the business combination was approved by the Board of Directors of the corporation before the other party to the business combination became an interested stockholder (iii) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to render or vote stock held by the plan) or, (iv) the business combination was approved by the Board of Directors of the corporation and ratified by two-thirds of the voting stock which the interested stockholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during t he previous three years or who became an interested stockholder with the approval of the majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an "interested stockholder," transactions with an "interested stockholder" involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as a stockholder who, together with affiliates and associates, owns (or, within three years prior, did own) 15% or more of a Delaware corporation's voting stock. Section 203 could prohibit or delay a merger, takeover or other change in control of LOA and therefore could discourage attempts to acquire LOA.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

December 1998 Private Placement (December Placement)

      In December 1998 LOA closed a private placement of 24 units ("Units"), each unit consisting of 15,384 shares of Common Stock, at a price of $50,000 per Unit. LOA sold 369,216 shares of its Common Stock to "accredited investors," as that term is defined in the Securities Act, and raised gross proceeds of $1,200,000. The placement agent for the December Placement was Security Capital Trading, Inc., which received a commission of 10% of the $1,200,000 raised and a non-accountable expense allowance of 3% per Unit sold. Security Capital Trading, Inc. was granted warrants to purchase (a) 13,076 shares of Common Stock reserved for issuance upon the exercise of outstanding warrants granted on December 3, 1998, exercisable during the four year period commencing December 1999 and expiring December 2003 at $3.90 per share; and (b) 23,845 shares of Common Stock reserved for issuance upon the exercise of outstanding warrants, granted on December 23, 1998, exercisable during the four year period commencing December, 1999 and expiring December 2003 at $3.90 per share. The December Placement was exempt from state and federal registration pursuant to Rule 506 of Regulation D, and Section 4(2) of the Securities Act.

July 1998 Private Placement

      In July 1998 LOA closed a private placement of shares of Common Stock at a price of $1.00 per share. LOA sold 275,000 shares of Common Stock to accredited investors and received gross proceeds of $275,000. The private placement was offered by LOA's officers and directors, none of whom received commissions for the sales. The private placement was exempt from state and federal registration pursuant to Rule 506 of Regulation D, and Section 4(2) of the Securities Act.

Warrants


      In August 1998, LOA granted warrants for the purchase of 1,000,000 shares of Common Stock at an exercise price of $1.00 per share to four entities, ICC Consulting, Inc., Scofield Dennison Corp., Northeastern Fibercom and Horizon Fiber, Inc. in consideration of certain business promotion and sales. The warrants provide for piggyback registration rights and are exercisable during the four year period commencing January 15, 1999. No information about LOA was given to these entities, but they were provided with the opportunity to review LOA's corporate records.

      In December 1998, LOA granted warrants for the purchase of 50,000 shares of Common Stock to Silverman, Collura, Chernis & Balzano, P.C. ("SCCB"), LOA's legal counsel, for services rendered. The warrants provide for cashless exercise and piggy-back registration rights. The warrants are exercisable during the five year period commencing December 31, 1998 at an exercise price of $3.50 per share. LOA had a pre-existing relationship with SCCB prior to the warrant issuance. SCCB was provided with complete due diligence documents relating to LOA prior to the issuance of the warrants.

      In December 1998, LOA granted warrants for the purchase of 45,000 shares of Common Stock to Kenneth M. Cornell, LOA's interim CFO, for services rendered. The warrants provide for piggy-back registration rights and are exercisable during the four year period commencing December 31, 1998 at an exercise price of $3.25 per share. Mr. Cornell was given access to all corporate records prior to the issuance of the warrants.

      In November and December 1998, LOA granted warrants to Security Capital Trading, Inc. for the purchase of 36,921 shares of Common Stock at an exercise price of $3.90 per share in connection with the December Placement. Security Capital was given access to all corporate records prior to the issuance of the warrants.


      All of the above warrants were issued pursuant to an exemption under
Section 4(2) of the Securities Act.

ITEM 27. EXHIBITS

Exhibit No.          Description
-----------          -----------

1.1*                 Form of Underwriting Agreement

1.2*                 Form of Underwriter's Warrant Agreement

3.1*                 Certificate of Incorporation of Registrant, as amended


3.2                  By-laws of Registrant, as amended

4.1**                Specimen certificate representing Registrant's Common Stock

5.1 Opinion of Silverman, Collura, Chernis & Balzano, P.C. with respect to legality of the securities of the Registrant being registered

10.1*                David R. Paolo Employment Agreement

10.2*                Raymond Paolo Employment Agreement


10.3*                Form of Lock-up Agreement

10.4* Lease Agreement for premises located at 3 Regency Plaza, Providence, Rhode Island.

23.1                 Consent of Silverman, Collura, Chernis & Balzano, P.C.
                     (included in Exhibit 5.1)


23.2                 Consent of Tauber & Balser, P.C.

24.1* Power of Attorney (set forth on signature page of the Registration Statement)


27*                  Financial Data Schedule

      *     previously filed.

      **    to be filed by amendment

      b.    Financial Statement Schedules.

            None

ITEM 28. UNDERTAKINGS.

      (a)   Rule 415 Offerings.

      The undersigned issuer hereby undertakes that it will:

      (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

      (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and

      (iii) Includes any additional or changed material information on the plan of distribution.

provided, however, the paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

      (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      (b)   Request for acceleration of effective date.

      (1) Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the issuer has been advised that in the opinion of the

Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the issuer of expenses incurred or paid by a director, officer or controlling person of the issuer in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such court.

      (2) For determining liability under the Securities Act, treat the information in the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus file by the small business issuer under rule 424(b)(1), or (4) or 457(h) under the Securities Act as part of this registration statement as at the time the Commission declares it effective.

      (3) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


      In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing this Amendment No. 3 to Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Providence, State of Rhode Island, on April 7, 1999.


                                            LOG ON AMERICA, INC.

                                            By:s/ David R. Paolo
                                               ---------------------------------
                                               David R. Paolo, President

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their respective capacities with LOA and on the dates indicated.

         Signature                       Title                           Date
         ---------                       -----                           ----

s/ David R. Paolo              Principal Executive Officer          April 7 1999
--------------------------     and Chairman of the Board
David R. Paolo

*                              Principal Financial Officer and     April 7, 1999
--------------------------     Principal Accounting Officer
Kenneth M. Cornell

                              Vice President of Administration,
*                             Secretary, Treasurer and Director    April 7, 1999
--------------------------
Raymond E. Paolo

--------------------------    Director
Donald J. Schattle III

s/ Shastri Divakaruni         Director                             April 7, 1999
--------------------------
Shastri Divakaruni

s/ David M. Robert            Director                             April 7, 1999
--------------------------
David M. Robert

    * David Paolo as attorney-in-fact